As filed with the Securities and Exchange Commission on May 12, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

Under
The Securities Act of 1933

OVERTURE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4652060 (I.R.S. Employer Identification Number)

74 North Pasadena Avenue
3rd Floor
Pasadena, California 91103
626-685-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ted Meisel
Overture Services, Inc.
74 North Pasadena Avenue
3rd Floor
Pasadena, California 91103
626-685-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin W. Korman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Street, Spear Tower, Suite 3300 San Francisco, California 94105 (415) 947-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share(1)	Price(1)	Registration Fee

Common Stock, $0.0001 par value	4,274,670	$11.23	$48,004,544	$3,883.57
(1)	Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on May 8, 2003, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2003

PROSPECTUS

OVERTURE SERVICES, INC.

4,274,670 Shares

Common Stock

($0.0001 par value)

     All of the shares of common stock offered by this prospectus relate to the sale from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer from the selling stockholders. Overture Services, Inc. will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     The shares being registered to permit the selling stockholders to sell the shares from time to time, subject to certain limitations, in the public market. The stockholders may sell the common stock through ordinary broker transactions, directly to market makers of our shares or through other means described in the section beginning on page 22 titled “Plan of Distribution.”

     Investing in our common stock involves risks. See “Risk Factors” starting on page 6.

     We originally issued all of the shares offered by this prospectus in connection with our acquisition of the business of AltaVista Company, a Delaware corporation. We are registering the shares pursuant to an agreement between us and AltaVista.

     Our common stock is listed on the Nasdaq National Market under the symbol “OVER.” On May 9, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $12.13 per share. Preferred share purchase rights are attached to shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 12, 2003.

OVERTURE SERVICES, INC.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
SIGNATURES
Exhibit 5.1
Exhibit 23.2
Exhibit 23.3
Exhibit 23.4

     You should rely only on the information contained in or incorporated by reference in this prospectus or prospectus supplement, if any. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or prospectus supplement, if any, is accurate as of any date other than the date on the front of this prospectus or prospectus supplement, if any.

OVERTURE SERVICES, INC.

     Overture Services, Inc. is a global leader in commercial search services on the Internet. Overture’s Pay-For-Performance search service is comprised of advertiser generated listings, which are screened for relevance and accessed by consumers and businesses through Overture’s affiliates, a network of Web properties that have integrated Overture’s search service into their sites or that direct user traffic to Overture’s sites. In some cases, consumers and businesses access our search listings directly at our sites. The search listings are ranked according to the advertiser’s bid; the higher the bid, the higher the ranking. Advertisers pay Overture the bid price for clicks on the advertiser’s search listing (also known as a paid introduction, click-through or a paid click). As of March 31, 2003, Overture and its wholly owned subsidiaries operated the Overture service in the United States, Ireland, United Kingdom, Germany, France and Japan. South Korean operations were launched in April 2003.

     Overture was incorporated on September 15, 1997 in the state of Delaware and officially launched its operations on June 1, 1998. On October 8, 2001, we changed our corporate name from GoTo.com, Inc. to Overture Services, Inc. and changed our Nasdaq Stock Market trading symbol to “OVER.” Overture has its United States corporate office in Pasadena, California and additional offices in California and New York in the United States, Ireland, United Kingdom, Germany, France, Japan, Norway, Italy and South Korea.

     On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search and Transfer ASA (“Fast”), a Norway based developer of search and real-time filtering technologies, for $70 million in cash, plus a contingent performance-based cash incentive payment of up to $30 million over three years.

     On April 25, 2003, Overture acquired the business of AltaVista Company (“AltaVista”), a provider of search services and technology, for $60 million in cash and 4,274,670 shares of common stock based on the closing price on such date.

     AltaVista and Fast’s Web search unit both use advanced algorithmic search technology to crawl the Web and return relevant search results in response to users’ queries through syndication networks or through their Web sites, AltaVista.com and alltheweb.com. We believe these technologies complement our own commercial search technology and will enhance our core Pay-For-Performance search business, as well as allow us to develop new products and services for our advertisers and affiliates.

     Our principal offices are located at 74 North Pasadena Avenue, 3rd Floor, Pasadena, California 91103, our telephone number is (626) 685-5600 and our Web site can be accessed at www.overture.com. Information contained in our website does not constitute part of this prospectus. References to Overture, the Company, “we,” “us” and “our” in this prospectus refer to Overture Services, Inc. and its subsidiaries unless the context requires otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including statements related to the anticipated effect of the AltaVista and Fast acquisitions. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk

Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Overture undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

RISK FACTORS

     An investment in Overture common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase Overture’s common stock. The risks set out below are not the only risks we face.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus contains and incorporates by reference forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act. Forward-looking statements are based on current expectations that involve a number of uncertainties, including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

In order for our Pay-For-Performance business to be successful, we must continue to maintain and grow our advertiser, consumer and business, and affiliate constituencies.

     Our growth depends, in part, on the maintenance of a critical mass of advertisers, consumers, affiliates and traffic generated by our sites. Such a critical mass encourages increased participation in our Pay-For-Performance search marketplace and our destination sites. To the extent that we experience a decline in the growth or number of any one or all constituents, the value of our service to one or more of our other constituencies could be harmed, and our revenues or business could be adversely affected. A continued decline would seriously harm our revenues and business.

     Our ability to increase the volume of transactions on our service and the amounts bid by our advertisers is dependent upon building and maintaining a substantial base of advertisers and consumers. Many potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Periodically, we introduce new initiatives, service programs or rules that affect the bidding process, search term selection rules, editorial policies and search methodology or other components of our services. Advertisers may dislike the effect of these new initiatives, programs or changes which may cause advertisers to cease advertising with us, or reduce their level of spending. Advertisers may dislike new traffic sources Overture adds and cease advertising with us or reduce their level of spending. Advertiser attrition or reduction in advertiser spending could have a material adverse effect on our business. Our affiliates may have specific rules that prohibit some advertisers from participating in our services, which may affect our ability to maintain and grow our advertiser base. In addition, our services may not achieve significant acceptance by consumers. Among other things, because our Pay-For-Performance services prioritize search results based on advertising bids associated with keywords rather than other search and retrieval approaches, consumers may not use this service because they perceive our results to be less objective or not as relevant as those provided by other search methods. Failure to achieve and maintain a large and active base of advertisers and consumers could have a material adverse effect on our business, operating results and financial condition.

     We believe that our success in penetrating our target markets depends in part on our ability to further develop and maintain relationships with affiliates, which provide their users with our services on their sites or direct their traffic to our Web site. We believe these relationships are important to facilitate broad market acceptance of our services and enhance our sales. Our ability to attract users to our services is dependent upon the growth of our affiliate network. Our success depends in part on the success of, and our relationships with, our affiliates. As part of our ongoing relationship with our affiliates, we may introduce new services, new implementation and/or new variations of our services our affiliates may not want. In addition, our affiliates may not regard us as significant for their own businesses or they may regard us as competitors to their businesses. Therefore, they could reduce their commitment to us or terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our services. Our success also depends in part on the success of our affiliates and, in particular, their ability to generate search traffic. New third party software developments and competition from companies with whom we do not have a relationship may lead to deterioration of searches supplied to us by our affiliates. If we are unable to successfully develop and maintain relationships with affiliates and/or our affiliates’ search business deteriorates, our business, operating results and financial condition will be materially and adversely affected.

     Since we rely on a limited number of affiliates for our paid introductions, consolidation among affiliates or potential affiliates, or an acquisition of one or more affiliates by competitors could harm our operating results, cause us to lose our relationships with those affiliates, and reduce our competitive position. For example, if a third party acquires one of our affiliates, we may lose our relationship with our affiliate in favor of a competitor. In some cases, these third parties have exclusive relationships with our competitors that would prohibit our affiliate from continuing a relationship with us after they are acquired. If one of our existing affiliates combined with another one of our affiliates, it would likely increase the negotiating power of these affiliates relative to us and, as a result, our financial results may suffer. We believe that consolidation among Internet sites will continue in the future, particularly as smaller firms have difficulty raising capital in a poor economic environment. This consolidation, particularly among search sites, coupled with the recent increase in competition, may place pressure our margins, which would harm our business.

We may not be successful in introducing new services.

     In connection with the recent acquisitions of the businesses of AltaVista and Fast’s Web search unit, we have begun offering algorithmic and paid inclusion search services, both on a stand-alone basis and together with our Pay-For-Performance search service. Although complementary to our existing Pay-For-Performance business, these search services require different technological and marketing capabilities, and present different risks, from our existing business. We have limited experience in operating and marketing algorithmic and paid inclusion search service businesses. Our success in these new businesses depends in part on our relationships with existing users of such algorithmic and paid inclusion search services and on the quality of such search service, as well as our ability to successfully offer such services to members of our affiliate network. If our affiliates or end-users of these search services do not find our search results to be of high quality or do not wish to use such services, our revenues or business could be adversely affected. We may not be successful in maintaining the users of our search site. If there is a continuing decline in our users, it may adversely affect our business. In addition, the quality of our algorithmic search service could impact demand for our Pay-For-Performance search services to the extent that our affiliates choose to do business with only a single search provider. In addition, in order to obtain and maintain demand for our new algorithmic and paid inclusion search services, we must continually invest in improving search relevance, speed and other aspects of our technology. If we do not continually improve our overall search service, our business could be harmed. Because some of these new products are unproven and rely on new technologies, our forward-looking projections have a higher degree of uncertainty.

     We also plan to launch several new services including local search, contextual advertising and Web analytics in 2003. These initiatives are new and untested. There may not be a demand for such services by any or all of our constituents. If such services do not achieve market acceptance, our business could be harmed.

We depend on a limited number of sources to direct consumers and businesses to our service to conduct searches.

     The consumers and businesses who conduct searches on our service come primarily from a limited number of sources. Our sources for users conducting searches are members of our affiliate network, including portals, browsers, and other affiliates and our Web sites. Revenue is generated from paid introductions on advertisers’ listings and, generally, the more traffic from any given source, the greater number of paid introductions we will generate.

     During the three months ended March 31, 2003, we earned approximately 65% of our total revenue from advertisers who received our paid introductions as supplied by Microsoft (primarily msn.com and MSN Panel on Microsoft’s Internet Explorer) and Yahoo. Unfavorable changes in our relationship with these affiliates (including, but not limited to, a change in implementation or placement permitted under our agreements with this affiliates) or loss of either relationship would materially and adversely affect our revenue and results of operations.

     The amount of traffic from each of our affiliates has varied, and we expect it will continue to vary, from quarter to quarter, sometimes significantly. Moreover, while we seek to align economic incentives, most of our affiliate agreements contain limitations and provide varying levels of discretion to the affiliate in the implementation and placement of our service. In addition, we have been, and are likely to be, dependent on searches from a limited number of affiliates. Our constituents, including our affiliates, advertisers and consumers may be averse to the implementations we enter into with other affiliates or these affiliates’ distribution or presentation of our services. Our agreements with our affiliates vary in duration, and depending on the agreement, may be terminable upon the occurrence of certain events, including for our failure to meet certain service levels, for material breaches of agreement terms, for changes in control or in some instances, at will. Our two largest affiliates, Microsoft and Yahoo may, in certain circumstances, terminate their agreements with us upon a change of control in our ownership. If any of the foregoing termination events occur, the related agreement could terminate earlier than the expiration date, and/or we may incur additional obligations. We may not be successful in renewing any of our affiliate agreements, or if they are renewed, they may not be on as favorable terms. If we are unable to replace traffic from any of our large affiliates, or if our relationship with any of our larger affiliates deteriorates, it could seriously harm our business, financial condition and results of operations. We depend on our affiliates for searches and the loss of any of these affiliates could harm our business, ability to generate revenue and operating results. In addition, we may not be successful in entering into agreements with new affiliates on commercially acceptable terms. As a result of the acquisition of AltaVista and Fast’s Web search unit, we now operate several destination search sites. If we cannot maintain the traffic at these sites, our business could be harmed.

Our industry is highly competitive, and we may not be able to compete effectively.

     We face competition in three principal areas: (i) distribution of our services; (ii) demand for our services on our affiliates’ Web sites; and (iii) usage of our services by advertisers.

     We compete with companies that provide pay-per-click advertising services that are similar to ours. These companies include Espotting Media, Inc., FindWhat, Google, Inc., PRIMEDIA (About.com) and Terra Lycos. In addition, we cannot assure you that another search service will not successfully offer a competitive pay-per-click advertising service. We believe it is likely that there will be additional entrants to the pay-per-click search market, including affiliates who are members of the Overture network. These new competitors will likely compete against us for affiliate arrangements and could cause us to enter into affiliate agreements with less favorable terms or lose current affiliates or not acquire new affiliates, which could reduce our number of click-throughs, increase the amount of revenue shared with affiliates, and reduce total revenues and thereby have a material adverse effect on our business, operating results and financial condition.

     We also compete with providers of other search related services including, among others, Espotting Media, Inc., Google, Inc., Inktomi, recently acquired by Yahoo, MSN, Yahoo, AOL, Ask Jeeves, Infospace and LookSmart, Ltd.

     Both Overture and our affiliates face competition for consumer traffic within the search marketplace, which affects the number of paid click-throughs on our service and the price we share with our affiliates for those click-throughs. If the consumers of these affiliates prefer the services offered by the affiliates’ competitors with whom we do not have a relationship, the businesses of our affiliates may suffer, which may in turn have a material adverse effect on our business, operating results and financial condition. In addition, many of our affiliates compete with one another, and this may make it difficult for us to develop some affiliate relationships.

     We also compete with other providers of pay-per-click search services, other search services, internet search providers, other Web sites and advertising networks such as DoubleClick, Inc. and 24/7 Media, Inc., as well as traditional offline media such as television, radio and print and direct marketing companies, for a share of advertisers’ total advertising budgets. Accordingly, we may face increased pricing pressure for the sale of advertisements and direct marketing opportunities, as well as a decrease in demand for Overture services, which could have a material adverse effect on our business, operating results and financial condition.

     Some of our competitors, as well as potential entrants into our market, have longer operating histories, larger consumer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many current and potential competitors can devote substantially greater resources to promotion and Web site and systems development than we can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of Web directories, search and information services or advertising solutions, and existing providers of Web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services in competition with our service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition we face, reduce the demand for our services and could have a material adverse effect on our business, operating results and financial condition.

We depend on the growth of the Internet and Internet infrastructure for our future growth.

     We are completely dependent on online advertising and consumer search services. The failure of the Internet to continue to develop as a commercial and business medium would have a material adverse effect on our business, operating results and financial condition. The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and advertising is likely only if the Internet provides these businesses with greater efficiencies and improvements.

     The growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet’s infrastructure may not be able to support these demands, and its performance and reliability may decline. Consequently, the emergence and growth of the market for our services depend upon improvements being made to the entire Internet, as well as to the individual networking infrastructures of our advertisers, consumers, and affiliates to alleviate overloading and delayed response times.

Our acquisitions of AltaVista, Fast’s Web search unit, Keylime Software and other potential acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

     We recently completed the acquisition of the business of AltaVista, Fast’s Web search unit and Keylime Software. In addition, we may make investments in or acquire other complementary products, services, technologies and businesses. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. Acquisitions may expose us to additional contingent liabilities. We could face difficulties in assimilating the personnel and operations of the companies we have recently acquired and those of any future acquisition. In addition, the key personnel of the acquired companies may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. Previous acquisitions have not been successful. In addition, the acquisitions have added approximately 275 employees in several countries. Even assuming successful integration, we expect that the acquisitions will not be accretive to our earnings until mid-2004. We cannot assure you that we will be able to effectively integrate and operate the businesses of AltaVista and Fast’s Web search unit.

     If we finance future acquisitions by issuing equity securities, this would dilute our existing stockholders. Any amortization of intangible assets, or other charges resulting from the costs of these acquisitions could have a material adverse effect on our business, operating results and financial condition. In addition, we may pay more for an acquisition than the acquired products, services, technology or business is ultimately worth.

We may not be able to successfully integrate the technology and sales forces of Keylime, AltaVista and Fast’s Web search unit.

     In order to fully recognize the benefits of the acquisitions of Keylime, AltaVista and Fast’s Web search unit, we must integrate their technology into our existing technology and integrate our sales forces. We cannot assure you that we will successfully integrate these technologies and sales forces or that the integration will take place within the planned timeframe and budget. The research and development organizations are located in different locations, which we expect will make integration more difficult. The integration of technology and sales forces may distract our management and research and development teams from the day-to-day operations of the Company and may cause disruption in our relationships with affiliates. If we fail to effectively integrate the technology or are not able to cross sell our products, we will not receive the expected benefits of the acquisitions and it could adversely affect our business and financial condition.

Expansion of our business model will require significant investment and we cannot assure you that these investments will be profitable.

     Our current strategy involves significant investment, including investment in our existing Pay-For-Performance business through the introductions of new technologies aimed at improving advertiser acquisition and advertiser results, expansion into additional international territories, expansion of our distribution network of affiliates, both in the United States and internationally, and introduction of new search products. This expansion will require us to enter into new markets, continue research and development efforts, hire new personnel and successfully attract new affiliates and advertisers. We cannot assure you that the investments we make in these new strategies will successfully increase our revenues and profits. In addition, the pursuit of multiple initiatives may strain our management and make each of the individual initiatives more risky. If improvements to our existing services and expansion into new businesses are not successful, we believe our business will suffer.

Our quarterly financial results are subject to significant fluctuations because of many factors.

     We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results have varied widely in the past, and we expect that they will continue to vary widely from quarter to quarter due to variability in a number of factors, including:

•	demand for our services by advertisers, consumers and businesses, including the number of searches performed by consumers and the rate at which they click-through to paid search results;

•	prices paid by advertisers using our services which, aside from minimum prices are not determined by Overture;

•	decrease in traffic from our affiliates for any reason and over which we may have limited or no control, including loss of our agreements with affiliates or reduction in demand for the services of affiliates or implementation and placement of our services by our affiliates;

•	our costs of attracting consumers and businesses to use our services, including traffic acquisition costs;

•	costs related to agreements with affiliates;

•	ability to protect our business model from competitors;

•	the percentage of our search listings that are bidded listings;

•	our ability to maintain and grow our affiliate program including amendments, extensions or new affiliate agreements;

•	changes in the mix of commercial and non-commercial search queries on the Internet;

•	seasonal fluctuations in the use of our service, typical of our industry, in which online traffic has typically been lower in the second and third quarters of the calendar year;

•	foreign exchange fluctuations;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

•	costs and delays in introducing any new services and improvements to existing services;

•	our ability to successfully introduce new products or services;

•	changes in the growth rate of Internet usage and acceptance by users of e-commerce;

•	technical difficulties, system failures, system security breaches, or Internet downtime, some of which may allow affiliates to terminate their agreements with us;

•	laws, government regulations and judicial determinations related to the Internet;

•	our ability to upgrade and develop our information technology systems and infrastructure;

•	our ability to successfully identify and integrate acquisitions;

•	costs related to any acquisitions or dispositions of technologies or businesses;

•	general economic and geopolitical conditions, as well as those specific to the Internet and related industries;

•	ability to expand and compete internationally; and

•	the timing, acceptance and impact of the release of new monetization of search efforts.

Our stock has been volatile and may continue to be volatile in the future, which may limit our operating flexibility.

     Historically, our stock price has been extremely volatile and we cannot make assurances that the price of our common stock will not decline or be extremely volatile in the future. It is likely that, in some future quarter, our operating results may be below historical levels, and/or the expectations of public market analysts and investors and, as a result of these or other factors, the price of our common stock may fall and/or significantly fluctuate.

     Since our initial public offering in June 1999, the per share trading price of our common stock has ranged from an intra-day high of $114.50 on November 15, 1999 to an intra-day low of $4.81 on December 21, 2000. Our stock price may change due to a variety of factors, including those described above in the risk factor entitled “Our Quarterly Financial Results Are Subject To Significant Fluctuations Because Of Many Factors.” In addition, short-term changes in our stock price may have little relationship to our financial results. In the past, we have experienced significant declines in our stock price following announcements of changes in affiliate relationships, even when the particular affiliate relationship did not provide significant paid introductions or result in a significant amount of revenue from advertisers who received paid introductions through Overture as supplied by such affiliates. If our stock price is low, it may limit our ability to raise capital or pursue strategic opportunities, such as acquisitions. In addition, it may reduce the incentive value of our stock options and harm employee morale.

Our limited operating history makes planning for future operations more difficult.

     As a result of our limited operating history, it is difficult to accurately forecast our revenue, and we have limited historical financial data upon which to base planned operating expenses. We plan to increase our operating expenses to expand internationally, expand our marketing and sales operations, broaden our service, search montetization efforts and customer support capabilities, as well as diversify our offerings. We base our current and future expense levels on our operating plans and estimates of future revenue. Other than a portion of our affiliate costs, our expenses are relatively fixed. Revenue and operating results are difficult to forecast because they generally depend upon the volume of the searches conducted on our service, the terms users search on, the amounts bid by advertisers for search listings on the service and the number of advertisers that bid on the service, each of which we cannot control directly. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall or for the loss of a significant revenue source. In addition, we have only recently begun to expand internationally and create new and untested products, which makes forecasting revenue, expenses and operating results even more difficult. We also may be unable to increase our spending and expand our operations in a timely manner to adequately meet user demand, to the extent such demand exceeds our expectations.

We have experienced significant growth in our business and any failure to manage this growth could damage our business.

     Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations and services. These expansion efforts could be expensive and put a strain on management and, if we do not manage growth properly, it could adversely affect our business. We will need to expand our infrastructure, which will include hiring certain key employees and continuing to increase our headcount, as well as expanding our facilities. Hiring key employees, in particular, has historically been difficult, and we cannot assure you that we will be able to successfully attract and retain a sufficient number of qualified personnel. Our acquisitions of AltaVista’s business and Fast’s Web search unit will require us to effectively integrate and expand our infrastructure.

     In periods of significant growth, the hardware and software used to operate our services may become obsolete faster than originally anticipated, and we may be required to replace this hardware or software. As a result, we may incur additional expenses to acquire new systems and may incur unplanned charges for impairment or write-offs of obsolete assets. In addition, as our service grows and new features and services are added to our existing software platforms, we may be required to conduct a more significant redesign of our software architecture. Such a redesign could be costly and any significant software redesign presents additional risks of errors or systems failures.

We face new and additional risks in international markets and we may be unable to successfully execute our business model in international markets.

     One component of our strategy is to expand our operations into selected international markets. For example, we launched our search service for the United Kingdom in November 2000, our German search service in February 2002, our search service for France in September 2002, our search service for Japan in December 2002 and our search service in South Korea in April 2003. We have plans to launch in several additional international locations. To date, we have only operated internationally in a few countries, and we may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing online services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international online services. International markets we have selected may not develop at a rate that supports our level of investment; therefore, we expect to continue to incur losses in the near term. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

     In pursuing our international expansion strategy, we face several additional risks, including:

•	lower per capita Internet usage or lower advertiser spending in many countries abroad, due to a variety of causes such as lower disposable incomes, lack of telecommunications and computer infrastructure and questions regarding adequate online security for e-commerce transactions;

•	relatively small Internet markets in some countries, which may prevent us from aggregating sufficient traffic and advertising revenues and scaling our business model in those countries;

•	lower usage of the Internet for e-commerce transactions, thus limiting the number of advertisers that use our service;

•	entering into affiliate agreements with guaranteed minimum payments that may exceed our revenues;

•	our potential inability to aggregate a large amount of Internet traffic and find and develop relationships with international advertisers, consumers and businesses, and affiliates;

•	competition in international markets from a broad range of competitors including, but not limited to, Espotting, Google, LookSmart and other United States and foreign search engines, content aggregators and portals, some of which have greater local experience or may launch or have launched in markets earlier than we do;

•	click-through rates and price per paid introduction in international markets may not be sufficient to recoup our costs;

•	difficulties in recruiting qualified and knowledgeable staff and in building locally relevant products and services, which could prevent us from aggregating a large advertiser base;

•	foreign laws and regulations, which may vary country by country, that may impact how we conduct our business and provide search results;

•	higher costs of doing business in foreign countries, including different employment laws;

•	trade barriers and unexpected changes and differences in regulatory, tax and legal requirements applicable to Internet services;

•	potential adverse foreign tax consequences if taxing authorities in various jurisdictions worldwide disagree with our determinations as to the income and expenses attributable to specific jurisdictions, which could result in Overture’s paying additional taxes, interest and penalties;

•	technological differences that vary by marketplace, which we may not be able to support;

•	longer payment cycles and foreign currency fluctuations; and

•	economic downturns.

     One or more of these factors could have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

A significant portion of our revenue is concentrated among a small portion of advertisers.

     If our major advertisers were to substantially cut back their advertising or stop using our services, our business would be adversely affected. Although no one advertiser accounts for a material portion of our revenue during any given period, a majority of our total revenue is derived from a small proportion of our advertisers. We believe that a substantial amount of revenue from advertising sales in any given future period may come from a relatively small number of advertisers. The agreements we have with our advertisers are terminable at any time by the advertiser. As a result, our advertisers are not obligated to purchase advertising from us in the future.

We cannot assure you we will not incur net losses in any particular future period.

     Prior to the three months ended September 30, 2001, we had a history of losses and we cannot assure you we will not incur net losses again in any particular future period. Although we had net income of $11.1 million for the three months ended March 31, 2003 and net income of $73.1 million and $20.2 million for the years ended December 31, 2002 and 2001, respectively, we had net losses of $458.6 million for the year ended December 31, 2000. Because our expense levels are relatively fixed in the short term and include guaranteed payments to some of our affiliates, if our revenues do not keep pace with our expense levels, we may not sustain or increase profitability in any particular quarter or we may incur losses again. We expect to continue to increase our marketing, sales and service, general and administrative, research and development and technology related expenses and we cannot be certain that revenue will continue to grow. If our revenue growth does not continue, we may experience a loss in one or more future periods and it may as a result cause our stock price to decline. This may, in turn, impact our ability to implement our business strategy.

We face risks of claims for our services, including trademark infringement and similar claims from third-parties.

     Our services operate in part by making Internet services and content available to our users. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories. Allegations are made against us from time to time concerning these types of claims.

     For example, we are in litigation with companies JR Cigar, Mark Nutritionals, PlasmaNet and Pets Warehouse that have alleged that allowing advertisers to bid on certain search terms constitutes trademark infringement.

     The plaintiffs in these cases allege that they have trademark rights in certain search terms and that we violate these rights by allowing competitors of the plaintiffs to bid on these search terms. While the amount of damages that are claimed and that, in the worst case, could be awarded in one or more of these lawsuits might have a material effect on our results of operations, cash flow or financial position, we believe that we have meritorious defenses to liability and damages in each of these lawsuits and we are contesting them vigorously. If we were to incur one or more unfavorable judgments that in themselves are not material, or if there was a development in the law in a similar case to which we are not a party that was negative to our position, we might decide to change the general manner in which we accept bids on certain search terms, and this change might have a material adverse effect upon our results of operations, cash flows or financial position. Moreover, there can be no assurance that courts will agree with our position in these cases.

     If a court were to determine that the sale of advertising related to certain search terms or that our processes to create search results via our business model constitutes trademark infringement or some other form of liability, it could negatively impact our revenues and business and we might, as a result, decide to change the general manner in which we accept bids on certain search terms or change other practices, and this change might have a material adverse effect upon our results of operations, cash flows or financial position.

     There can be no assurance that our services do not infringe on the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, operating results and financial condition.

Government regulation and legal uncertainties may damage our business.

     The laws and regulations applicable to the Internet, our services and the territorial markets in which we operate are evolving. The application to our business is unclear and, depending on how these laws and regulations are changed or applied, could damage our business. There are currently relatively few laws or regulations directly applicable to Internet access, commerce or Internet search. Due to the increasing popularity and use of the Internet, state and federal agencies and foreign governments are currently proposing, and may in the future propose or adopt, additional laws and regulations regarding the Internet or the conduct of business on the Internet. The laws and regulations may cover issues such as user privacy, defamation, database protection, user protection, pricing, taxation, content regulation (including, for example, obscenity and gambling), quality of products and services, and intellectual property ownership and infringement. In addition, we might be required to comply with existing laws regulating or requiring licenses for certain businesses of our advertisers including, for example, distribution of pharmaceuticals, alcohol, tobacco or firearms, as well as insurance and securities brokerage and legal services. These laws and regulations could expose us to substantial compliance costs and liability, as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses to comply with any new regulations. In response to these laws and regulations, whether proposed or enacted, as well as public opinion, we may also elect to limit the types of advertisers or advertisements included in its search service, which could in turn decrease the desirability of our service and reduce its revenues.

     The Federal Trade Commission (FTC), in response to a petition from a private organization, has been reviewing the way in which the search engine industry discloses paid placement or paid inclusion practices to the user. In 2002, the FTC staff issued guidance on the matter in the form of letters to the petitioner and to members of the industry, including Overture and AltaVista Company. The letters stated the staff’s position on what disclosures are necessary to avoid misleading users about the effect payments to the search engine may have on the inclusion or ranking of listings in the search results. This guidance may differ from the existing practices of some in the industry, including our practices and those of some of our affiliates. The FTC has not yet taken any enforcement action against us or any of our affiliates. If the FTC were to take enforcement action that resulted in changes in the labeling or other disclosure of our Pay-For-Performance listings, it may reduce the desirability of our services and our business and the business of some of our affiliates could be harmed. In addition, Overture and some of our affiliates have adjusted the nature of the disclosures on a voluntary basis, or are likely to do so in the future, and such disclosures may reduce the desirability of our services, which could adversely affect our business.

Increased security risks of online commerce may deter future use of our services.

     Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including advertiser credit card data, cause interruptions in our operations, or damage our brand and reputation. We do not believe that our data repositories, financial systems and other technology resources are completely secure from security breaches or sabotage, and we occasionally experience attempts at “hacking” or security breaches. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of our security or the security of any other Internet provider or a change in industry standards, regulations or laws or an adverse judicial determination could result in liability or could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would adversely affect the business of our advertisers and our business.

     In offering our current products and services, we collect information from our advertisers, our users, and our advertisers’ users. Although users are not required to provide personally identifiable information to initiate a search or view search results, we do collect personally identifiable information from our advertisers as part of servicing their account and from users when they initiate contact with us. We may also have access to personally identifiable information of our advertisers’ users, although we do not at this time retain or store this personally identifiable information. Additionally, we may change the way we collect, store or use information we collect from and about third parties as we introduce new products and services. Any well-publicized misuse of third party information we collect or collected by any other Internet provider or a change in industry standards, regulation or laws or an adverse judicial determination could result in liability or deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, or could cause us to change the way we conduct our business, which would adversely affect the business of our advertisers and, accordingly, our business.

We are exposed to risks associated with credit card fraud, credit payment and sudden loss of advertisers.

     We have suffered losses and may continue to suffer losses as a result of orders placed with fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and may ultimately result in advertisers’ inability to use credit cards as a means of payment, which would have a material adverse effect on our business, operating results and financial condition.

     Some of our advertisers have limited operating histories, are operating at a loss, have limited cash reserves or have limited access to capital. If an advertiser experiences financial difficulties, the advertiser may stop advertising suddenly or may lack the ability to pay amounts owed to us. In addition, in some instances, we extend credit to advertisers who may default on their accounts receivable. If any significant part of our advertiser base experiences financial difficulties, is not commercially successful, or is unable to pay our advertising fees for any other reason, our business, operating results and financial condition will be materially and adversely affected.

We may incur liabilities for the activities of users of our service.

     The law relating to the liability of providers of online services for activities of their users and for the content of their advertisers’ listings is currently unsettled and could damage our business. Our insurance policies may not provide coverage for liability for activities of our users or advertisers for the content of our listings. We may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of our service or for the content of our listings. Our potential liability for unlawful activities of users of our service or for the content of our listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

Our market may undergo rapid technological change and our future success will depend on our ability to meet the changing needs of our industry.

     If new industry standards and practices emerge in the Internet and online advertising industry, our existing services, technology and systems may become obsolete. In particular, the market for algorithmic search is characterized by rapid technology change and innovation. We believe our future success will depend on our ability to:

•	license and internally develop leading technologies useful in our business;

•	enhance our existing services;

•	develop new services and technologies that address the increasingly sophisticated and varied needs of prospective advertisers, consumers and businesses; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We cannot assure you that we will be able to timely address technological change in our industry.

We are dependent upon our computer and communication systems.

     Our business depends on our ability to provide high capacity data transmission without system downtime and upon our transaction processing systems and network infrastructure. We rely on third parties to provide data transmission capacity. Consolidations within this industry could impact our system availability and could have an adverse effect on our business. Furthermore, we rely on many different software applications, some of which have been developed internally. If these hardware and software systems fail, it would adversely affect our business and results of operations. If we receive a significant unexpected increase in usage and are not able to rapidly expand our transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm our business. We have experienced occasional systems interruptions in the past and we cannot assure you we will not incur any such interruption in the future.

Our business could be significantly impacted by the occurrence of natural disasters and other catastrophic events.

     Our business is susceptible to natural disasters and other catastrophic events. We have redundant hardware and software systems supporting our services at an alternate site, which is part of our business continuity plan. A business continuity plan is intended to mitigate interruptions of an indeterminate length of time due to natural disasters and other catastrophic events such as fire, flood, earthquake, power loss, telecommunications failure, or a similar event. Despite these redundant systems, we cannot prevent outages and downtime caused by natural disasters and other events out of our control, which could severely damage our business and adversely affect results of operations. Our operations depend upon our ability to maintain and protect our computer systems, which are located in California, Ireland and several other domestic and international offsite locations managed by third parties.

     Any system failure, including network or hardware failure, that causes an interruption in our service or our affiliates’ service or the security of any other Internet provider, or a decrease in responsiveness could result in reduced traffic and reduced revenue. Although we believe that the redundant systems implemented are adequate, the back-up servers could fail or cause interruptions in our service and possibly even the termination of one or more affiliate contracts.

     A catastrophe in any of our business centers or serving sites, in particular, those in California, could cause interruption to our service, including but not limited to, the services requiring customer service, editorial, data processing and other managerial functions as a result of incapacitation to people, processes or systems. We do not have back-up sites for our main U.S. and European customer operations centers and editorial department which are located in California and Ireland. An interruption in our ability to provide customer support and editorial services would adversely affect our business. The occurrence of a natural disaster or unanticipated problems at our principal headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or could render us unable to provide some services. In addition, failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service. Our California and Washington State sites exist on or near known earthquake fault zones and a significant earthquake could cause an interruption in our services. The occurrence of any or all of these events could adversely affect our reputation, brand and business, which could have a material adverse effect on our business, operating results and financial condition.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not remain with us in the future.

     Our future success depends upon the continued service of our executive officers and other key technology, marketing, sales and support personnel. None of our officers or key employees are bound by an employment agreement for any specific term. If we lose the services of one or more of our key employees, or if one or more of our executive officers or employees decide to join a competitor or otherwise compete directly or indirectly with us, this could have a material adverse effect on our business, operating results and financial condition.

We may not be able to protect our Internet domain names or intellectual property rights upon which our business relies.

     Our success and ability to compete also are substantially dependent upon our internally developed technology and data resources, which we protect through a combination of copyright, trade secret, patent and trademark law. We also depend on our trade name and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services, technology and other intellectual property, and we cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and advertisers.

Our charter documents, change of control severance agreements with our management and terms of our affiliate agreements may make it more difficult to acquire us.

     We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 29, 2002. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $200 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $200 exercise price, shares of our common stock or of any company into which we are merged, having a value of $400. The rights expire on March 29, 2012 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding such acquisition.

     In addition, provisions of our certificate of incorporation and bylaws could also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our board of directors is divided into three classes, with one class being elected each year by our stockholders, which generally makes it more difficult for stockholders to replace a majority of directors and obtain control of our board. In addition, stockholder meetings may be called only by our board of directors, the chairman of the board and the president. Advance notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, we have authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overture. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

     We have entered into change of control severance agreements with members of our senior management and certain other key employees. These agreements provide for certain benefits, including acceleration of option vesting, to these persons if they are terminated other than for cause following an acquisition of Overture. These agreements could make us less attractive to a third party who may want to acquire us, because they will make any replacement of management and other personnel more expensive.

     Agreements with some of our affiliates permit termination at the election of the affiliate in the event of a change of control and, in some cases, may require us to incur additional obligations. The existence of these termination rights could make us less attractive and/or more costly to a third party who may want to acquire us.

We may need additional capital, which could dilute the ownership interest of investors.

     We require substantial working capital to fund our business. In addition, our new business initiatives will require significant capital outlays relating to integration of acquired businesses and research and development related to new product offerings. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. We experienced negative cash flow from operations from our inception through the first quarter of 2001, and we could experience negative cash flow from operations in the future. We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditure at least through the next 12 months. However, we may choose to raise additional funds in the future.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares. All proceeds from the sale of Overture common stock under this prospectus will be made for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

     The following table sets forth information with respect to the number of shares of Overture common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares described in this prospectus are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time for a period of one year following the date of this prospectus, subject to extension for any suspension of sales by Overture. In addition, the registration statement of which this prospectus forms a part will cover the sale of the shares of common stock offered by this prospectus by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer from the selling stockholders named below. This prospectus will also cover any additional shares of Overture common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Overture’s outstanding shares of common stock.

     The shares being offered by the selling stockholders were acquired in connection with our acquisition of the business of AltaVista. At the closing of the acquisition, Overture paid AltaVista $60,000,000 in cash and issued 4,274,670 shares of common stock. The shares of common stock were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof. In connection with the asset purchase agreement dated February 18, 2003 by and among Overture, AltaVista, Aurora I, LLC, a wholly owned limited liability company of AltaVista, and CMGI, Inc., Overture entered into a registration rights agreement with AltaVista dated as of February 17, 2003, amended as of April 25, 2003. In the registration rights agreement, Overture undertook to file a registration statement to register the shares of Overture common stock issued in the transaction. The registration rights agreement also includes certain indemnification arrangements with AltaVista.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

Number of
	Shares			Number of
	Beneficially			Shares
	Owned Prior			Beneficially
	to the			Owned After
	Offering		Number of	the Offering (2)
Name of Selling			Shares Being
Stockholder	Number	Percentage (1)	Offered	Number	Percentage (1)

AltaVista Company (3)	0	0	4,274,670	0	0

(1)	Calculated based on Rule 13d-3(1)(i) of the Exchange Act using 59,441,603 shares of common stock outstanding on May 9, 2003.

(2)	The number of shares beneficially owned by any selling stockholder after the offering assumes disposition by such selling stockholder of all the shares of Overture common stock being offered.

(3)	This prospectus also covers the offer and sale of any shares that may be transferred by AltaVista Company to CMGI, Inc. and HPQ Holdings, LLC, which are stockholders of AltaVista Company.

     The selling stockholders listed in the above table may have sold, transferred or otherwise disposed of all or a portion of the shares in a transaction or a series of transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholder may change from time to time.

     Overture has provided AltaVista with its Pay-For-Performance search listings since November of 2000, whereby Overture provides search results on AltaVista’s Web site and pays AltaVista a portion of the gross proceeds from advertisers based on paid introductions. Overture and AltaVista renewed their affiliate relationship in May of 2002 for a one-year term. Unless set forth in this prospectus the selling stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

     The shares may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker-dealers or agents. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction) (i) on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) “at the market” to or through market makers or into an existing market for the shares, or (v) through the writing of options, swaps or other derivatives (whether exchange-listed or otherwise). In connection with sales of the shares or otherwise, the stockholders may enter into hedging transactions with brokers or dealers or others, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver the shares to close out such short positions, or loan or pledge the shares to brokers or dealers that in turn may sell such securities.

     If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

     Some or all of the shares covered by this prospectus may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the agents’ aggregate commissions, if any, and other expenses of issuance and distribution not borne by Overture.

     Under agreements which may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

     To the extent required, the specific number of shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount and other terms constituting compensation from such selling stockholders and any other required information with respect to a particular offering will be set forth in an accompanying prospectus supplement. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     A portion of the shares of Overture common stock being offered by the selling stockholders are being held in an escrow account to secure the indemnification obligations of AltaVista in connection with the acquisition by Overture of the business of AltaVista. The selling stockholders have the right to sell the shares held in the escrow account or withdraw such shares from the escrow account and sell the shares pursuant to this registration statement if such stockholders substitute the proceeds of such sale for each share of Overture common stock they withdraw from the escrow account. Any shares of Overture common stock remaining in the escrow account may be used by the selling stockholders to indemnify Overture for certain losses Overture suffers or incurs in connection with the acquisition by Overture of the assets of AltaVista.

     We have agreed to bear certain expenses of registration of the shares of common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as selling commissions or similar fees and stock transfer taxes relating to the sale of the shares.

     The registration rights agreement provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and that the selling stockholders will indemnify us against certain liabilities, including liabilities under the Securities Act of 1933.

     Pursuant to the registration rights agreement between Overture and AltaVista, AltaVista and its transferees has agreed not to sell more than an aggregate of 150,000 shares on any given day, nor to sell more than an aggregate of 500,000 shares in any calendar week without our prior consent, provided that AltaVista may effect block trades (not on the open market) subject to certain conditions. AltaVista has also agreed not to sell the shares under certain circumstances and for periods of time as designated by Overture according to the terms of the registration rights agreement. We may release AltaVista and its transferees from these restrictions at any time without public notice.

     Any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of Overture common stock offered by them hereunder.

WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

     Requests for documents should be directed to:

Overture Services, Inc.
Attention: Investor Relations
74 North Pasadena Avenue
3rd Floor
Pasadena, CA 91103
(626) 685-5600

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and other information regarding Overture. The address of the Securities and Exchange Commission Internet site is http://www.sec.gov. The address of Overture’s Internet site is http://www.overture.com.

     Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of
Securities Dealers

1735 K Street, N.W.
Washington, D.C. 20006

     We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares to be sold by the selling stockholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement is available for inspection and copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

     This prospectus incorporates documents by reference that are not presented in or delivered with this document. To obtain these additional documents, see “Where You Can Find More Information.”

     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Securities and Exchange Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of the offering shall be deemed incorporated by reference into this prospectus from the date of filing of those documents. We incorporate by reference the documents listed below, which have been filed with the Securities and Exchange Commission, into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission on February 28, 2003;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the Securities and Exchange Commission on May 7, 2003;

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 22, 2003, February 19, 2003, February 21, 2003, February 26, 2003, May 6, 2003 and May 9, 2003;

•	The description of our common stock from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 15, 1999 and any amendment or report filed thereafter for the purpose of updating such description; and

•	The description of our preferred share purchase rights from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 25, 2002 and any amendment or report filed thereafter for the purpose of updating such description.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

     The validity of the issuance of shares of Overture common stock offered by this prospectus will be passed upon for Overture by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The consolidated financial statements of Overture incorporated by reference in Overture’s Annual Report on (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the Internet business unit of Fast for the fiscal year ended December 31, 2002 appearing in this prospectus have been audited by Deloitte & Touche AS, independent auditors, as stated in their report, appearing elsewhere herein, and upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and for the three years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000 have been included in this prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Index to Financial Statements

Page
AltaVista Company and Subsidiary Consolidated Financial Statements

Independent Auditors’ Report	F-A1

Consolidated Balance Sheets as of July 31, 2002 and July 31, 2001	F-A2

Consolidated Statements of Operations for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	F-A3

Consolidated Statements of Changes in Owners’ Equity (Deficit) for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	F-A4

Consolidated Statements of Cash Flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000	F-A5

Notes to Consolidated Financial Statements	F-A6

Unaudited Condensed Consolidated Balance Sheet as of January 31, 2003	F-A27

Unaudited Condensed Consolidated Statements of Operations for the six months ended January 31, 2003 and January 31, 2002	F-A28

Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended January 31, 2003 and January 31, 2002	F-A29

Notes to Unaudited Condensed Consolidated Financial Statements	F-A30

Combined Financial Statements of Fast IBU

Report of Independent Accountants	F-F1

Combined Statement of Operations for the year ended December 31, 2002	F-F2

Combined Balance Sheet as of December 31, 2002	F-F3

Combined Statement of Cash Flows for the year ended December 31, 2002	F-F4

Notes to the Combined Financial Statements	F-F5

Unaudited Combined Statement of Operations for the three months ended March 31, 2003 and 2002	F-F11

Unaudited Combined Balance Sheet as of March 31, 2003 with comparative totals as of December 31, 2002	F-F12

Unaudited Combined Statement of Cash Flows for the three months ended March 31, 2003 and 2002	F-F13

Notes to the Unaudited Combined Financial Statements	F-F14

Unaudited Pro Forma Condensed Combined Financial Information

Introduction	F-P1

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2003	F-P2

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2002	F-P3

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2003	F-P4

Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-P5

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of AltaVista Company:

          We have audited the accompanying consolidated balance sheets of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the related consolidated statements of operations, changes in owners’ equity (deficit), and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AltaVista Company and subsidiaries as of July 31, 2002 and July 31, 2001, and the results of their consolidated operations and cash flows for the years ended July 31, 2002 and July 31, 2001 and for the period from August 19, 1999 to July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

          The accompanying consolidated financial statements have been prepared assuming that the AltaVista Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California
April 16, 2003

F-A1

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	JULY 31,	JULY 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$8,080	$13,451
Accounts receivable, net of allowances of $7,372 and $9,911 at July 31, 2002 and July 31, 2001, respectively	10,509	29,109
Accounts receivable from HP	175	993
Prepaid expenses and other current assets	3,182	4,385

Total current assets	21,946	47,938
Property, plant and equipment, net	18,097	40,964
Goodwill and other intangible assets, net	—	65,900
Investments	—	1,056
Restricted cash	956	4,759
Other assets	701	227

Total assets	$41,700	$160,844

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Capital lease obligations, current portion	$54	$5,554
Notes payable to CMGI	111,661	66,167
Notes payable to HP	—	3,004
Accounts payable	2,309	2,974
Accounts payable to CMGI and affiliates	2,946	594
Accounts payable to HP	866	219
Accrued restructuring	3,490	1,676
Other liabilities	11,994	19,288
Deferred revenue	5,328	5,495

Total current liabilities	138,648	104,971
Capital lease obligations, net of current portion	41	8,681

Total liabilities	138,689	113,652

Commitments and contingencies
Owners’ equity (deficit):
Preferred stock $0.01 par value, 100,000 and 5,000 shares authorized at July 31, 2002 and July 31, 2001, 3,550 shares issued and outstanding at July 31, 2002 and July 31, 2001	36	36
Common stock $0.01 par value, 1,400,000 and 1,495,000 shares authorized at July 31, 2002 and July 31, 2001, 139,352 and 139,136 shares issued and outstanding at July 31, 2002 and July 31, 2001	1,394	1,391
Capital in excess of par	3,393,887	3,390,767
Accumulated other comprehensive income	676	193
Accumulated deficit	(3,492,982)	(3,345,195)

Owners’ equity (deficit)	(96,989)	47,192

Total liabilities and owners’ equity	$41,700	$160,844

See accompanying notes to consolidated financial statements.

F-A2

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

	YEAR	YEAR	PERIOD FROM
	ENDED	ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net Revenue:
Advertising, service and other (includes revenue from related party transactions of $530, $7,144 and $12,102)	$57,429	$148,620	$193,998
Software (includes revenue from related party transactions of $712, $2,536 and $955)	12,637	21,729	11,063

Total net revenue	70,066	170,349	205,061
Operating expenses:
Cost of revenue	26,850	90,979	130,445
Product development	28,909	59,106	58,034
Sales and marketing	45,292	123,552	218,122
General and administrative	19,834	20,692	26,642
Stock-based compensation	—	1,211	4,692
Restructuring charges	15,494	60,627	2,864
Gain on sale of real estate holding	—	(19,738)	—
Impairment of long-lived assets	6,716	1,216,533	—
Amortization of intangible assets	65,900	533,721	819,311

Operating loss	(138,929)	(1,916,334)	(1,055,049)
Interest income	(191)	(873)	(777)
Interest expense	6,979	8,198	5,430
Loss on sale of Raging Bull	—	95,896	—
Impairment losses on investments	704	17,725	—
Other (income)/expense, net	1,312	3,753	(9,673)

Loss before income taxes	(147,733)	(2,041,033)	(1,050,029)
Provision for income taxes	54	665	—

Net loss	$(147,787)	$(2,041,698)	$(1,050,029)

Stock-based compensation is attributable to operating expense line items as follows:
Cost of revenue	$—	$18	$—
Product development	—	506	1,013
Sales and marketing	—	399	556
General and administrative	—	288	3,123

	$—	$1,211	$4,692

See accompanying notes to consolidated financial statements.

F-A3

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY (DEFICIT)
(IN THOUSANDS)

	PREFERRED STOCK		COMMON STOCK		TREASURY STOCK

	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT

Consolidated balance, August 19, 1999	—	$—	130,000	$1,300	—	$—
Net loss	—	—	—	—	—	—
Unrealized gain on investments	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss Dividend of Zip2	—	—	—	—	—	—
Deferred stock-based compensation	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—
Issuance of common stock to CMGI for iAtlas merger	—	—	1,556	16	—	—
Issuance of common stock for RagingBull acquisition	—	—	6,610	66	—	—
Issuance of common stock for Transium acquisition	—	—	190	2	—	—
Issuance of common stock under stock option plans	—	—	790	8	—	—
Issuance of common stock as a charitable contribution	—	—	32	—	—	—
Conversion of CMGI debt into preferred stock	468	5	—	—	—	—
Conversion of HP debt into preferred stock	98	1	—	—	—	—
Stock option modification	—	—	—	—	—	—
Treasury stock acquisitions	—	—	—	—	82	(876)

Consolidated balance, July 31, 2000	566	6	139,178	1,392	82	(876)
Net loss	—	—	—	—	—	—
Change in unrealized gain (loss) on investments	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss
Amortization of deferred compensation	—	—	—	—	—	—
Issuance of common stock under stock option plans	—	—	40	—	—	—
Conversion of CMGI debt into preferred stock	2,984	30	—	—	—	—
Capital contribution from CMGI Stock option modification	—	—	—	—	—	—
Treasury stock retirement	—	—	(82)	(1)	(82)	876

Consolidated balance, July 31, 2001	3,550	36	139,136	1,391	—	—
Net loss	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss
Issuance of common stock	—	—	1	1	—	—
Conversion of HP debt into common stock	—	—	215	2	—	—
Issuance of warrants	—	—	—	—	—	—

Consolidated balance, July 31, 2002	3,550	$36	139,352	$1,394	—	$—

			ACCUMULATED		TOTAL
	CAPITAL		OTHER		OWNERS'
	IN EXCESS	DEFERRED	COMPREHENSIVE	ACCUMULATED	EQUITY
	OF PAR	COMPENSATION	INCOME	DEFICIT	(DEFICIT)

Consolidated balance, August 19, 1999	$2,926,231	$—	$—	$—	$2,927,531
Net loss	—	—	—	(1,050,029)	(1,050,029)
Unrealized gain on investments	—	—	6,624	—	6,624
Currency translation adjustment	—	—	24	—	24

Total comprehensive loss					(1,043,381)

Dividend of Zip2	—	—	—	(253,468)	(253,468)
Deferred stock-based compensation	—	(4,692)	—	—	(4,692)
Amortization of deferred compensation	—	3,667	—	—	3,667
Issuance of common stock to CMGI for iAtlas merger	28,018	—	—	—	28,034
Issuance of common stock for RagingBull acquisition	162,444	—	—	—	162,510
Issuance of common stock for Transium acquisition	4,013	—	—	—	4,015
Issuance of common stock under stock option plans	4,399	—	—	—	4,407
Issuance of common stock as a charitable contribution	739	—	—	—	739
Conversion of CMGI debt into preferred stock	121,747	—	—	—	121,752
Conversion of HP debt into preferred stock	25,520	—	—	—	25,521
Stock option modification	531	—	—	—	531
Treasury stock acquisitions	—	—	—	—	(876)

Consolidated balance, July 31, 2000	3,273,642	(1,025)	6,648	(1,303,497)	1,976,290
Net loss	—	—	—	(2,041,698)	(2,041,698)
Change in unrealized gain (loss) on investments	—	—	(6,624)	—	(6,624)
Currency translation adjustment	—	—	169	—	169

Total comprehensive loss					(2,048,153)

Amortization of deferred compensation	—	1,025	—	—	1,025
Issuance of common stock under stock option plans	208	—	—	—	208
Conversion of CMGI debt into preferred stock	102,790	—	—	—	102,820
Capital contribution from CMGI	14,816		—		14,816
Stock option modification	186	—	—	—	186
Treasury stock retirement	(875)	—	—	—	—

Consolidated balance, July 31, 2001	3,390,767	—	193	(3,345,195)	47,192
Net loss	—	—	—	(147,787)	(147,787)
Currency translation adjustment	—	—	483	—	483

Total comprehensive loss					(147,304)

Issuance of common stock	15	—	—	—	16
Conversion of HP debt into common stock	3,055	—	—	—	3,057
Issuance of warrants	50	—	—	—	50

Consolidated balance, July 31, 2002	$3,393,887	$—	$676	$(3,492,982)	$(96,989)

See accompanying notes to consolidated financial statements.

F-A4

ALTAVISTA COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31, 2002	JULY 31, 2001	TO JULY 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(147,787)	$(2,041,698)	$(1,050,029)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	84,370	582,914	901,003
Restructuring charges	15,494	60,627	2,864
Impairment of long-lived assets	6,716	1,216,533	—
Imparment losses on investments	704	17,725	—
Loss on facility lease renegotiation	7,190	—	—
(Gain) loss on disposal of fixed assets	8,636	(15,905)	2,657
Realized (gain) loss on sale of available-for-sale securities	—	568	(11,882)
Loss on sale of Raging Bull	—	95,896	—
Provision for accounts receivable allowances	8,123	5,743	6,622
Stock-based compensation	—	1,211	4,692
Stock issued as a charitable contribution	—	—	739
Changes in operating assets and liabilities, excluding effects from acquisitions and divestitures:
Accounts receivable	11,295	(2,631)	(28,132)
Prepaid expenses	(176)	4,962	(5,850)
Accounts payable	1,515	(1,092)	(14,641)
Deferred revenue	(167)	(7,143)	21,044
Accrued restructuring	(5,291)	(28,706)	(557)
Allocations from CMGI and HP	12,614	18,173	14,698
Other current liabilities	(5,992)	(14,608)	(15,966)

Net cash used in operating activities	(2,756)	(107,431)	(172,738)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	—	—	(478)
Purchases of property and equipment	(11,535)	(23,521)	(25,231)
Proceeds from dispositions of property and equipment	—	35,779	—
Proceeds from sale of available-for-sale securities	—	5,954	—
Proceeds from sale of Raging Bull	845	7,604	—
Acquisitions, net of cash acquired	—	—	11,501
Zip2 dividend, cash disposed	—	—	(2,629)
Increase in restricted cash	(197)	(759)	—
Increase (decrease) in other assets	(474)	90	(267)

Net cash provided by (used in) investing activities	(11,361)	25,147	(17,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligations	(1,415)	(7,878)	(6,469)
Proceeds from notes payable to CMGI	32,933	83,620	185,540
Proceeds from notes payable to HP	—	—	28,049
Proceeds from issuance of common stock	16	208	4,407
Purchase of treasury stock	—	—	(1,900)
Payments for HP lease terminations	(20,000)	—	—
Payments for facility lease renegotiation	(2,788)	—	—

Net cash provided by financing activities	8,746	75,950	209,627

Net increase (decrease) in cash and cash equivalents	(5,371)	(6,334)	19,785
Cash and cash equivalents at beginning of period	13,451	19,785	—

Cash and cash equivalents at end of period	$8,080	$13,451	$19,785

Cash paid for interest	$304	$1,576	$531
Cash paid for income taxes	$54	$665	$—

See accompanying notes to consolidated financial statements.

F-A5

ALTAVISTA COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

AltaVista Company (“AltaVista” or “the Company”), an Internet search pioneer, is a global provider of search services and technology. The Company provides integrated search results to give users immediate access to relevant information including Web pages, multimedia files and current news reports. The Company is a majority-owned operating company of CMGI, Inc. (“CMGI”), and operates in two reportable segments, (i) Advertising, Service and Other and (ii) Software.

BASIS OF PRESENTATION

On August 18, 1999 (the “Acquisition Date”), CMGI consummated a transaction with Compaq Computer Corporation (“Compaq”), now Hewlett-Packard Company (“HP”), pursuant to which CMGI acquired a majority interest (81.5%) in AltaVista, and HP retained an 18.5% minority interest in AltaVista. As a result of the transaction, the Company’s consolidated financial statements as of and after August 18, 1999 reflect the pushdown of CMGI’s and HP’s new basis in the AltaVista assets acquired and liabilities assumed. The acquired assets of AltaVista consisted primarily of goodwill and other intangible assets of $2.9 billion that were to be amortized over a three-year useful life.

Since the Acquisition Date, certain services have been provided to the Company by CMGI. The cost of these services has been included in the Company’s results of operations in the periods in which the services were provided. Costs of services provided to the Company by CMGI include charges for facilities, dedicated personnel and other services specifically used by the Company plus an allocation for costs of shared services. Shared services costs include certain selling and marketing expenses and certain general and administrative expenses (see Note 9). Shared service costs are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount, number of software license seats used or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions that are consistently applied. However, these allocations and estimates may not be indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity.

As of July 31, 2002, the Company had an accumulated deficit of $3.5 billion, negative working capital of $116.7 million and has incurred negative cash flow from operations during the years ended July 31, 2002 and 2001, and the period from August 19, 1999 to July 31, 2000 (hereafter referred to as the “period ended July 31, 2000”). CMGI and HP have financed the Company’s operating losses since CMGI’s acquisition of a majority interest in the Company in August 1999, but have no obligation to continue to provide additional funding. As discussed in Note 16, the Company has entered into an agreement with Overture Services, Inc. (“Overture”), under which Overture agreed to acquire substantially all of the Company’s assets. In the event that the transaction is not consummated, the Company will be required to seek alternative sources of financing. Given the Company’s history of operating losses, there can be no assurance that financing will be available on commercially reasonable terms, or at all.

PRINCIPLES OF CONSOLIDATION

The Company’s consolidated financial statements include the accounts of AltaVista and its wholly-owned subsidiaries. Investments in which the Company does not have the ability to exert significant influence or which there is not a readily determinable market value are accounted for using the cost method of accounting. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-A6

CONCENTRATIONS, CREDIT RISK AND CREDIT RISK EVALUATIONS

CONCENTRATIONS

The Company relies on third-party advertising services, provided primarily by a small number of suppliers, to deliver advertisements to its users. The Company is dependent on the ability of its suppliers to deliver the advertisements as contracted for and on favorable pricing terms. The inability of these suppliers to do so could have a material impact on the consolidated results of operations of the Company.

During the year ended July 31, 2002, one customer accounted for approximately 18% of total net revenue. During the year ended July 31, 2001, no customer accounted for more than 10% of total net revenue. During the period ended July 31, 2000, one customer accounted for approximately 46% of total net revenue. At July 31, 2002, one customer accounted for 18% of the Company’s accounts receivable balance. No customer represented more than 10% of the Company’s accounts receivable balance at July 31, 2001.

CREDIT RISK AND CREDIT EVALUATIONS

Financial instruments potentially subjecting the Company to a concentration of credit risk consist of accounts receivable. The Company’s accounts receivable are derived primarily from advertising, software sales, service and other revenue earned from customers located in the United States and Europe. The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for receivables when collection becomes doubtful. Provisions are made based upon a specific review of significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable in accordance with the Company’s bad debt policy. In determining these percentages, the Company has analyzed its historical collection experience and current economic trends.

The Company also records a provision for revenue allowances in the same period as the related revenues are recorded. These estimates are based on historical analysis of credit memo data and other known factors and are recorded in accordance with the Company’s bad debt and revenue allowance policies.

REVENUE RECOGNITION

The Company generally recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. In cases where collectibility is not probable, revenue is deferred until cash has been received. The Company’s revenue streams are derived from different sources in its two business segments.

ADVERTISING, SERVICE AND OTHER REVENUE — ALTAVISTA INTERNET

Net revenue associated with the Company’s Internet (AVI) operations is included in its Advertising, Service and Other segment, and is generated from sales of branded advertising products, fixed text links, sponsored matches and other paid placement products, integrated search services and sales of paid inclusion products.

The Company’s branded advertising ranges from traditional Internet advertising units such as banners, skyscrapers and interstitials (pop-up/pop-under ads) to highly targeted interactive advertisements that, for instance, allow the user to search for flight/travel information directly in the ad. Branded advertising is generally sold on a cost per thousand impressions (CPM basis), cost per click (CPC basis), or cost per acquisition (CPA basis). Revenue derived from such arrangements is recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of impressions, or the number of times that an advertisement appears in pages viewed by users of our services. To the extent the minimum guaranteed impressions are not delivered, the Company defers recognition of the corresponding revenue until the remaining guaranteed impressions levels are achieved.

The Company’s fixed text links are text-based advertisements on the home and search pages. These links redirect users to partner sites for popular search topics such as travel, shopping and yellow pages. Fixed text link deals are sold on a CPC, CPM and CPA basis. Revenue derived from such arrangements is recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of impressions or clicks. To the extent the minimum guaranteed impressions or clicks are not delivered, the Company defers recognition of the corresponding revenue until the remaining guaranteed impressions or clicks levels are achieved.

The Company’s sponsor matches and other paid placement products are text messages that are designed to connect users interested in a particular product or service with an advertiser offering that product or service. These products are sold on a CPC or CPM basis when a user clicks on links to a merchant’s Web site. Alternatively, the Company may recognize revenue on a revenue-sharing basis when the paid placement service is offered through one of its customers.

F-A7

The Company’s integrated search services include the syndication of its Web-wide search technology to portals, infomediaries, and content and destination websites. Integrated search service fees primarily consist of revenue-sharing arrangements, fixed or fee-per-use arrangements, and revenue is recognized as the service is delivered. Revenue from revenue-sharing arrangements and certain other transactions is recorded net of amounts paid to integrated search service partners and certain other customers, except when the Company acts as the primary obligor in the arrangement and bears risk with respect to the inventory of promotional space and credit risk. When the Company bears these risks, the expense is recognized as a cost of sale and revenue is recorded on a gross basis in accordance with Emerging Issues Task Force Issue No. (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

The Company’s paid inclusion products allow Web site owners to include their Universal Resource Locators (“URL’s”) in the Company’s search index. Paid inclusion products are further categorized either as Trusted Feed or Express Inclusion. The Trusted Feed product is sold to partners who have a large number of URL’s (typically greater than 500). The Trusted Feed product is sold on a CPC basis. The Express Inclusion product is for advertisers with a small number of URL’s (typically less than 500). Express Inclusion is priced on a per URL basis and must be renewed every six months. Revenue is collected in advance and recognized ratably over the appropriate service period.

The Company engages in barter transactions for the exchange of advertising space on its web site for a reciprocal advertising space, traffic on other web sites or receipt of marketing services. In January 2000, the Company adopted EITF No. 99-17, Accounting for Advertising Barter Transactions, which requires advertising barter transactions to be valued based on similar cash transactions that have occurred within six months prior to the barter transaction. Barter transactions are recorded as revenue and an offsetting amount is recorded as sales and marketing expense, with no net impact on the Company’s reported operating loss. Barter revenue represented 3.4%, 9.5% and 6.7% of total revenue for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively. Prior to the adoption of EITF 99-17, the Company accounted for barter transactions based on the fair value of the services delivered and received.

SOFTWARE REVENUE — ALTAVISTA SOFTWARE

Net revenue from the Company’s Software (“AVS”) operations is included in its Software segment, and is derived from software license revenue and support services revenue. Software license revenue is generated from customers licensing the rights to use the Company’s proprietary technology for use on their corporate and/or consumer-facing Web sites. Support services revenue is generated from sales of maintenance agreements, and to a lesser extent, consulting services and training services associated with the Company’s licensed software.

The Company recognizes software license revenue in accordance with AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions.

The Company licenses software in multiple element arrangements in which a customer purchases a combination of software, post-contract customer support (“PCS”), and/or professional services. PCS, or maintenance, includes rights to upgrades, when and if available, telephone support, updates, and enhancements. Professional services relate to consulting services and training. Vendor specific objective evidence (“VSOE”) of fair value is established by the price charged when the same element is sold separately. The Company determines VSOE of fair value of PCS based on renewal rates for the same term PCS. In a multiple element arrangement whereby VSOE of fair value of all undelivered elements exists but VSOE of fair value does not exist for one or more delivered elements, revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to PCS is recognized ratably over the contractual term (typically one year).

The Company recognizes license revenue upon delivery of the software for license agreements when the Company has no implementation responsibility, or where implementation is not considered essential to the functionality of the software. In software license arrangements where a service element is bundled with the software, license and service fees are recognized ratably over the life of the service period, commencing upon service implementation. Amounts invoiced prior to earning revenue are recorded as deferred revenue and are subsequently recognized when earned. Revenue from license contracts with significant amounts due beyond normal payment terms is recognized when due.

F-A8

PRODUCT DEVELOPMENT COSTS

Expenditures that are related to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. The Company’s process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. Advertising costs included in sales and marketing expense were approximately $1.9 million, $15.0 million and $105.3 million for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

STOCK-BASED COMPENSATION PLANS

The Company accounts for its stock compensation plans under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. For options granted below fair market value, compensation expense is measured at the grant date as the difference between the fair market value and exercise price. Upon the exercise of stock options, net proceeds, including any realized tax benefits, are credited to equity. For options granted below fair market value and options assumed in business combinations with intrinsic value, the Company amortizes stock compensation expense using the graded vesting method as outlined in FASB Interpretation (FIN) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

INCOME TAXES

The Company was not a separate taxable entity for federal, state or local income tax purposes and its operations were included in the consolidated HP tax returns for periods prior to August 18, 1999, and were included in the CMGI consolidated return for the tax period from August 18, 1999 to February 1, 2000. As a result of the Company’s acquisition of Raging Bull, AltaVista was deconsolidated from the CMGI federal consolidated group on February 1, 2000. On April 2, 2001, AltaVista became eligible to be included in CMGI’s federal consolidated group again and continued to be included as a subsidiary of the federal consolidated tax return of CMGI thereafter. For state income tax purposes, AltaVista was included with the California unitary tax returns of CMGI since August 18, 1999, and for the tax periods that were included with the CMGI federal consolidated tax returns, AltaVista was also included with CMGI’s Massachusetts combined tax returns. AltaVista filed separate stand-alone state tax returns for other states where it had income tax nexus.

For periods where AltaVista is included in the consolidated tax return of CMGI and does not have its own tax attributes, the Company accounts for income taxes under the separate return method. Under this method, taxes are provided based on the separate current and deferred tax consequences of AltaVista. No formal tax sharing agreement has been entered between the Company and CMGI; however, it has been CMGI’s policy not to reimburse its subsidiaries for tax attributes utilized in the consolidated group’s tax returns and the subsidiaries are responsible to pay their separate tax liabilities. Deferred tax assets generated from operating losses require a full valuation allowance because, given the history of operating losses, realizability of such tax benefits is not considered more likely than not.

COMPREHENSIVE INCOME (LOSS)

SFAS No. 130, Reporting Comprehensive Income, requires certain financial statement components, such as unrealized holding gains or losses and cumulative translation adjustments to be included in accumulated other comprehensive income (loss). The Company reports accumulated other comprehensive income (loss) in the Consolidated Statements of Owners’ Equity. For all periods presented, the only differences between the reported net loss and total comprehensive loss consisted of unrealized gains and losses on available-for-sale investments and foreign currency translation adjustments. The functional currency of all of the Company’s foreign subsidiaries is the local currency of each subsidiary.

F-A9

CASH AND CASH EQUIVALENTS AND STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

During the year ended July 31, 2002, significant non-cash activities included the conversion of $3.1 million of HP demand notes payable into 215,250 shares of the Company’s common stock. In addition, as part of a renegotiation and buyout of a facility lease, the Company transferred to its landlord $4.0 million of restricted cash and investments valued at $0.4 million and issued a warrant valued at $50,000 to purchase 1,000,000 shares of the Company’s common stock.

During the year ended July 31, 2001, significant non-cash activities included the conversion of $102.8 million of CMGI demand notes payable into 2,984,000 shares of the Company’s convertible preferred stock.

During the period ended July 31, 2000, significant non-cash activities included the following: the conversion of $121.8 million of CMGI and $25.5 million of HP demand notes payable into 467,771 and 98,695 shares, respectively, of the Company’s convertible preferred stock; the issuance of 6.6 million shares of the Company’s common stock for the acquisition of Raging Bull; the issuance of 0.2 million shares of the Company’s common stock for the acquisition of Transium; and the issuance of 1.6 million shares of the Company’s common stock to CMGI for the acquisition of iAtlas.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses and demand notes payable approximate their fair values at July 31, 2002 and July 31, 2001.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets (typically three to ten years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. Maintenance and repairs are charged to operating expenses as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Through July 31, 2002, goodwill and other intangible assets were amortized on a straight-line basis over their estimated useful lives of three years. Upon the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in the first quarter of the year ending July 31, 2003, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will be subject to annual impairment testing. At July 31, 2002, the Company’s goodwill and other intangible assets were fully amortized or written off. Amortization of developed technology intangibles totaling approximately $26.4 million and $63.3 million has been included in cost of revenue in the consolidated statements of operations for the year ended July 31, 2001 and the period ended July 31, 2000. There was no amortization of developed technology intangibles included in cost of revenue in the consolidated statement of operations for the year ended July 31, 2002, as the Company’s developed technology intangibles had been fully amortized or written off as of July 31, 2001.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company’s management performs ongoing business reviews and, based on quantitative and qualitative measures, assesses the need to record impairment losses on long-lived assets used in operations when impairment indicators are present. When indicators of impairment exist, the undiscounted projected cash flows are compared to the carrying value of the long-lived assets. If the undiscounted cash flows are less than the carrying value of the long-lived assets, management determines the amount of the impairment charge by comparing the carrying value of the long-lived assets to their fair value. Management determines fair value based on a combination of the discounted cash flow methodology, which is based upon converting expected future cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to the company being evaluated. The market price multiples are selected and applied to the company based on the relative performance, future prospects and risk profile of the company in comparison to the guideline companies.

F-A10

INVESTMENTS

Marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income within owners’ equity. Realized gains and losses are included in the Company’s results of operations.

Other investments in which the Company’s interest is less than 20% and which are not classified as available-for-sale securities are carried at cost unless it is determined that the Company exercises significant influence over the investee company. The Company assesses the need to record impairment losses on investments and records such losses when the impairment of an investment is determined to be other than temporary in nature. The Company recognized impairment losses on investments of $0.7 million and $17.7 million, respectively, during the years ended July 31, 2002 and 2001. No impairment losses were recognized during the period ended July 31, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

The Company is required to adopt SFAS No. 142 for the fiscal year ending July 31, 2003. However, certain provisions of SFAS No. 142 must be applied to goodwill and other intangible assets acquired after June 30, 2001. The Company does not have any goodwill or other intangible assets relating to business combinations or any intangible assets acquired outside of a business combination that were acquired after June 30, 2001. For goodwill and other intangible assets relating to acquisitions made prior to June 30, 2001, the amounts were fully amortized or written off as of July 31, 2002. Accordingly, the adoption of SFAS No. 142 is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses the accounting treatment for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of the statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal operation of a long-lived asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on its financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of operations under the new rules. The Company does not expect the adoption of SFAS No. 144 to have a material impact on its financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No’s. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning May 15, 2002 or later. It rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of this Statement are required to be applied to exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position or results of operations.

F-A11

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statement periods ending after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123, which requires additional disclosure and provides transition guidance for companies that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of APB 25. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN 46 are effective immediately for all arrangements with variable interest entities created after January 31, 2003. For arrangements with variable interest entities created prior to February 1, 2003, FIN 46 is effective in the first interim period beginning after June 15, 2003. The Company does not have any financial interests in variable interest entities. Accordingly, the adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 — ACQUISITIONS AND DISPOSITIONS

iATLAS ACQUISITION

On October 22, 1999, the Company acquired iAtlas from CMGI for approximately $23.3 million of the Company’s common stock, plus the assumption of deferred compensation arrangements, for certain of the former iAtlas employees, with intrinsic value of $4.7 million. This transaction was accounted for as a merger of entities under common control. Upon completion of the transaction, the Company issued 1.6 million shares of AltaVista common stock to CMGI, and iAtlas became a wholly-owned subsidiary of AltaVista. Subsequent to the Company’s acquisition of iAtlas, iAtlas was merged with and into the Company and iAtlas’ separate legal existence ceased to exist. iAtlas has been included in the consolidated financial statements from the date of the acquisition of iAtlas by CMGI on September 28, 1999. The intrinsic value of any unearned portion of the deferred compensation arrangements has been recorded as unearned compensation in the consolidated statement of owners’ equity.

ZIP2 DISPOSITION

On October 20, 1999, the Company dividended all of its shares in Zip2 to CMGI and HP, the Company’s sole stockholders at such time, according to their respective ownership percentages. As part of the transaction, the Company and CMGI entered into a separation agreement concerning the Company’s utilization of certain technology and assets. This resulted in the transfer of assets from Zip2 to AltaVista totaling $4.6 million. The results of operations of Zip2 after October 20, 1999 have been excluded from the Company’s results of operations.

RAGING BULL ACQUISITION AND DISPOSITION

On February 1, 2000, the Company acquired Raging Bull, Inc. (“Raging Bull”), a finance-oriented community and content Internet company and an affiliate of CMGI. The aggregate acquisition cost of $165.8 million consisted of the issuance of the Company’s common stock with a fair value of $150.2 million for all of the issued and outstanding common and preferred stock of Raging Bull, the issuance of the Company’s stock options with a fair value of $12.3 million in exchange for all of the outstanding options of Raging Bull, and $3.3 million of acquisition related costs. This transaction was accounted for under the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities were included in the Company’s financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed was allocated to the assets acquired, consisting primarily of goodwill and other intangibles.

On January 26, 2001, the Company sold Raging Bull to TerraLycos for $8.5 million in cash. Approximately $0.8 million of the cash received was held in escrow and subsequently received by the Company in the year ended July 31, 2002. As a result of the transaction, the Company recorded a loss on the disposition of $95.9 million. The results of operations of Raging Bull have been excluded from the Company’s financial statements from the date of disposition.

F-A12

TRANSIUM ACQUISITION

On February 22, 2000, the Company acquired Transium Corporation, a provider of search services for enterprise customers. The aggregate acquisition cost of $9.6 million consisted of $5.0 million in cash, $4.0 million in the Company’s common stock and $0.6 million of acquisition related costs. This transaction was accounted for under the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in the Company’s financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed was allocated to the assets acquired, consisting primarily of goodwill and other intangibles.

The purchase prices for the acquisitions of iAtlas, Raging Bull and Transium were allocated to the assets acquired and liabilities assumed as set forth below (in thousands):

	iAtlas	Raging Bull	Transium

Current assets (net of cash)	$161	$1,056	$442
Fixed assets	747	656	183
Other assets	6	—	—
Goodwill and other intangibles	23,003	151,149	9,159
Deferred compensation	4,692	—	—
Liabilities	825	2,422	555

The following unaudited pro forma financial information presents the combined results of operations of the Company and Raging Bull as if the acquisition had occurred at the beginning of the period ended July 31, 2000 (in thousands). The results of operations for iAltas and Transium have not been included as the amounts are not material to the Company’s results of operations.

UNAUDITED PRO FORMA
COMBINED RESULTS OF OPERATIONS
FOR THE PERIOD FROM
AUGUST 19, 1999 TO
JULY 31, 2000

Revenue	$207,154
Net loss	$(1,078,034)

NOTE 3 — IMPAIRMENT OF LONG-LIVED ASSETS

During the year ended July 31, 2002, the Company recorded charges for the impairment of long-lived assets totaling $6.7 million. The impairment charges related to the purchase of certain equipment that was previously held under operating leases as discussed in Note 9, and leasehold improvements that were abandoned by the Company.

During the year ended July 31, 2001, the Company recorded charges for the impairment of long-lived assets totaling $1.22 billion. The impairment charges consisted primarily of reductions in the carrying value of goodwill and other intangible assets relating to the Company’s acquisition by CMGI and other acquisitions made by the Company. The Company determined that the carrying value of its goodwill and other intangible assets was required to be reviewed for impairment due to factors including a significant deterioration in the Company’s business environment, and its historical operating losses and negative cash flows. The Company then determined that an impairment had occurred by comparing the undiscounted cash flows to the carrying value of the goodwill and intangible assets. The Company performed a series of discounted cash flow analyses to determine the fair value of the goodwill and other intangible assets, using management’s estimates of revenues and operating expenses. The difference between the estimated fair value based on the discounted cash flow analyses and the carrying value of the goodwill and other intangible assets was recorded as an impairment charge.

F-A13

NOTE 4 —INVESTMENTS

In December 1998, HP purchased on behalf of the Company 500,000 shares of Series B preferred stock of RealNames Corporation (“RealNames”) for $0.5 million, resulting in the Company owning less than 20% of RealNames. During the year ended July 31, 2002, RealNames ceased business operations and the Company recorded an impairment loss of $0.5 million, equal to the carrying value of its investment.

In January 1999, HP purchased on behalf of the Company 2,023,635 shares of Series D preferred stock of Virage, Inc. (“Virage”) for $3.5 million. In September 1999, the Company purchased 131,983 shares of Series E preferred stock of Virage for $0.4 million. The aggregate purchases resulted in the Company owning less than 20% of Virage. The Company’s investment in Virage was subsequently converted into 1,077,809 shares of Virage common stock, following the initial public offering of Virage and a 2 for 1 reverse stock split. During the year ended July 31, 2001, the Company sold its investment in Virage and recorded a realized gain of $1.1 million.

In March 1999, HP purchased on behalf of the Company 1,000,000 shares of Series B preferred stock of FreePC.com for $5.0 million resulting in the Company owning less than 20% of FreePC.com. In January 2000, FreePC.com was acquired and became a wholly owned subsidiary of eMachines, Inc. Pursuant to the transaction, the Company’s shares of Series B preferred stock of FreePC.com were converted into 1,100,055 shares of eMachines, Inc. Series C preferred stock and a warrant to purchase 471,452 shares of eMachines, Inc. common stock. The conversion resulted in the Company owning less than 20% of eMachines, Inc. During the year ended July 31, 2001, the Company recorded an impairment loss on its investment in eMachines of $3.9 million due to an impairment that was determined to be other than temporary and subsequently sold its eMachines shares and recorded a realized loss of $0.6 million.

In July 1999, HP purchased on behalf of the Company 2,171,809 shares of Series C preferred stock of 1stUp.com Corporation (“1stUp.com”) for $2.5 million, resulting in the Company owning less than 20% of 1stUp.com. On November 4, 1999, CMGI acquired all of the issued and outstanding stock of 1stUp.com. As a result, the Company received 137,706 shares of CMGI common stock (subsequently adjusted to 275,412 shares due to a CMGI stock split), in exchange for its original investment in 1stUp.com. Concurrent with the CMGI acquisition of 1stUp.com, the Company increased the carrying value of its investment to $14.4 million, based on the fair market value of the shares of CMGI common stock that the Company received on the date of CMGI’s acquisition of 1stUp.com. The increase in the carrying value of $11.9 million was recorded in other (income)/expense, net in the Company’s consolidated statement of operations for the period ended July 31, 2000. During the year ended July 31, 2001, the Company recorded an impairment loss of $13.8 million due to an impairment that was determined to be other than temporary, reducing the net carrying value of the investment to $0.6 million. During the year ended July 31, 2002, as part of a lease settlement related to its restructuring activities, the Company transferred the shares of CMGI common stock to the landlord and wrote off the remaining carrying value of the investment.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment are summarized below (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Leasehold improvements	$4,867	$8,730
Machinery and equipment	41,821	59,935
Construction in process	145	3,775

	46,833	72,440
Less: Accumulated depreciation	28,736	31,476

Property and equipment, net	$18,097	$40,964

Depreciation expense totaled $18.5 million, $22.7 million and $18.4 million for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

During the year ended July 31, 2001, the Company recorded a pre-tax gain of approximately $19.7 million on the sale of a real estate holding.

F-A14

NOTE 6 — OTHER LIABILITIES

Other liabilities are summarized below (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Accrued compensation	$3,731	$6,319
Accrued expenses	3,335	8,455
Other	4,928	4,514

Total other liabilities	$11,994	$19,288

NOTE 7 — RESTRUCTURING CHARGES

The Company recorded restructuring charges during the years ended July 31, 2002 and 2001, and the period ended July 31, 2000, as discussed below. The following table summarizes the activity in the restructuring accrual for the periods presented (in thousands):

	EMPLOYEE
	RELATED	CONTRACTUAL	ASSET
	EXPENSES	OBLIGATIONS	IMPAIRMENTS	TOTAL

Restructuring charges	$1,245	$1,619	$—	$2,864
Non-cash charges	(531)	—	—	(531)
Cash payments	(557)	—	—	(557)

Accrued restructuring balance at July 31, 2000	157	1,619	—	1,776
Restructuring charges	6,051	39,870	14,706	60,627
Non-cash charges	—	(19,630)	(12,391)	(32,021)
Cash payments	(5,718)	(20,673)	(2,315)	(28,706)

Accrued restructuring balance at July 31, 2001	490	1,186	—	1,676
Restructuring charges	2,964	4,355	8,175	15,494
Non-cash charges	—	(124)	(8,265)	(8,389)
Cash payments, net	(2,968)	(2,413)	90	(5,291)

Accrued restructuring balance at July 31, 2002	$486	$3,004	$—	$3,490

The Company anticipates that the remaining restructuring accruals will be paid by August 2005. Payments of employee-related expenses were substantially complete by October 31, 2002. The remaining contractual obligations primarily relate to facilities and equipment lease obligations.

F-A15

The net restructuring charges for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 would have been allocated as follows had the Company recorded the expense within the functional department of the restructured activities (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Cost of revenue	$252	$6,654	$1,533
Product development	885	3,029	179
Sales and marketing	1,819	23,573	1,025
General and administrative	12,538	27,371	127

Total restructuring charges	$15,494	$60,627	$2,864

The Company’s restructuring initiatives involved strategic decisions to exit certain business operations and to reposition certain service offerings of the Company. Restructuring charges consisted primarily of contract terminations, severance charges and equipment charges incurred as a result of actions taken to exit certain business operations, reduce expenses and increase operational efficiencies. Employee related expenses primarily consisted of severance payments and fringe benefits for affected employees. Contract terminations primarily consisted of costs to exit facility and equipment leases and to terminate certain vendor contracts. Asset impairment charges primarily related to the write-off of abandoned property and equipment.

During the year ended July 31, 2002, the Company recorded restructuring charges totaling $15.5 million, relating to the ongoing change in its business strategy towards an Internet and enterprise search business model, including the shut-down of its European data center, and the closing of its Irvine office location. The restructuring charges included a charge of $3.0 million related to workforce reductions of 226 employees, settlements of leases and other contractual obligations totaling $4.3 million, and asset impairments of $8.2 million.

During the year ended July 31, 2001, the Company recorded net restructuring charges totaling $60.6 million, primarily relating to the realignment of the Company’s cost structure given the change in the Company’s business strategy and changes in the overall business environment, including a significant decline in rates for online advertising. Specific actions taken by the Company included the decision to exit the comparison shopping portion of its business, the shut-down of its European data center, the termination of a contract with a significant service provider, and the closing of various facilities. The restructuring charges included a charge of $6.0 million related to workforce reductions of 280 employees, settlements of leases and other contractual obligations totaling $39.9 million, and asset impairments of $14.7 million. Non-cash charges for contractual obligations included $18.4 million related to the termination of a contract with a significant service provider, through a reduction of the receivables owed by the service provider.

During the period ended July 31, 2000, the Company recorded net restructuring charges totaling $2.9 million, relating to a change in its business strategy from a full service, destination website, or portal-based business model, to a website centered around its core algorithmic search technology and related comparison shopping functionality. The restructuring charges included a charge of $1.3 million related to workforce reductions of 36 employees and settlements of leases and other contractual obligations totaling $1.6 million.

NOTE 8 — DEBT

DEMAND NOTES PAYABLE

Concurrent with the CMGI acquisition of the Company, the Company issued a convertible demand note payable to CMGI pursuant to which the Company would pay to CMGI, upon demand, the lesser of (i) the principal sum of $100.0 million or (ii) the aggregate unpaid principal amount of all advances (and 7% interest, per annum) made from CMGI to the Company. CMGI will at any time have the option to require the Company to issue shares of the Company’s capital stock as follows: (a) prior to a qualified public offering (as defined), the Company will issue that number of shares of its Series A Convertible Preferred stock equal to one-tenth of the quotient of (i) the aggregate amount of principal and interest to be so converted for any particular date, divided by (ii) the applicable conversion price; (b) following a qualified public offering, the Company will issue that number of shares of its common stock equal to the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date divided by (ii) the applicable conversion price. The conversion price shall be determined as of a fiscal quarter end for that particular fiscal quarter by dividing (i) the

F-A16

total enterprise valuation of the Company as of the fiscal quarter end by (ii) the number of shares of the Company’s common stock outstanding as of that date, determined on a fully-diluted, as-if converted basis and assuming the conversion of all convertible securities, all issued options, whether vested or unvested, all warrants and other rights to acquire equity interests in the Company of any nature whatsoever. During the first quarter in which a qualified public offering occurs, the conversion price applicable to that quarter will be the initial public offering price. On November 8, 2001 and February 11, 2002, the Company issued additional convertible demand notes payable to CMGI for $21.4 million and $4.0 million, respectively. These notes have substantially the same terms as the original note with the exception that they are converted at the valuations approved by the board of directors on October 31, 2001 and April 30, 2002, respectively. At July 31, 2002 and July 31, 2001, respectively, $111.7 million and $66.2 million was outstanding under the convertible demand notes to CMGI, which, if so elected by CMGI, could have been converted into approximately 71.4 million shares and 17.4 million shares, respectively, of the Company’s Series A Convertible Preferred stock.

On April 13, 2000 and April 2, 2001, respectively, CMGI converted demand notes payable of $121.8 million and 102.8 million, respectively, into 467,771 shares and 2.984 million shares, respectively, of the Company’s Series A Convertible Preferred stock.

HP has certain funding rights which allow it to purchase from the Company a proportionate amount of convertible debt or convertible preferred stock relative to the amount of any debt or convertible preferred stock issued to CMGI in connection with CMGI’s funding of the Company’s operations, based on the relative voting securities then held by CMGI and HP. On August 18, 1999 and March 14, 2000, the Company issued convertible demand notes payable to HP for $8.0 million and $17.5 million, respectively. These notes have substantially the same terms as the original CMGI notes described above. As of July 31, 2001, principal and interest due to HP under the demand notes payable totaled approximately $3.0 million. There were no amounts due to HP under the demand notes payable as of July 31, 2002. Since July 2000, HP has not provided funding to the Company. On April 13, 2000, HP converted demand notes payable of $25.5 million into 98,695 shares of Series A Convertible Preferred stock. In October 2001, HP converted demand notes payable of $3.1 million into 215,250 shares of common stock.

CMGI and HP’s total outstanding and issuable convertible debt could be converted into approximately 92.4 million shares of Series A Convertible Preferred Stock at July 31, 2002. The total Series A Convertible Preferred Stock outstanding and issuable to CMGI and HP at July 31, 2002 could be converted into approximately 925 million shares of the Company’s common stock.

NOTE 9 — RELATED PARTY TRANSACTIONS

RELATED PARTY REVENUE

During the years ended July 31, 2002 and 2001, and the period ended July 31, 2000, the Company recognized revenue from transactions with related parties of $1.2 million, $9.7 million and $13.1 million, respectively. Of these amounts, $1.2 million, $6.8 million and $4.2 million, respectively, related to transactions with CMGI and HP as described below. The remaining amount of related party transactions relate to companies in which the Company has made investments (see Note 4), or for which there were other relationships between the companies and affiliates of the Company and CMGI.

TRANSACTIONS WITH CMGI AND AFFILIATED COMPANIES

Since August 19, 1999, CMGI has advanced funds and provided services to the Company. From time to time, CMGI has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. The funds advanced to the Company by CMGI, as well as the cost of services provided to the Company by CMGI, are reflected in convertible demand notes payable to CMGI in the accompanying consolidated balance sheets, as described in detail in Note 8. In addition, the Company has entered into transactions with various entities that are majority-owned or otherwise affiliated with CMGI. Transactions with CMGI and affiliates included in the accompanying consolidated statements of operations are as follows (in thousands):

F-A17

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Revenue	$570	$5,413	$3,539
Cost of revenue	4,984	8,751	1,756
Product development	3,033	2,545	1,474
Sales and marketing	528	507	417
General and administrative	4,151	3,508	647
Interest expense	6,675	6,488	4,625
Other non-operating expense	(55)	—	—

The Company has contractual obligations for hosting services with NaviSite, Inc. through July 31, 2003. NaviSite was a majority-owned CMGI subsidiary and an affiliate of the Company prior to its divestiture by CMGI in September 2002. Historical transactions with NaviSite are included in the amounts disclosed above for CMGI and affiliated companies. The Company had accounts payable to NaviSite of $2.9 million and $0.6 million at July 31, 2002 and 2001, respectively. Based on its current activity levels, the Company estimates that its remaining contractual obligation to NaviSite for the period August 1, 2002 through July 31, 2003 will be approximately $3.8 million.

TRANSACTIONS WITH HP

Since December 1999, HP has advanced funds to the Company under demand notes payable. From time to time, HP has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. Outstanding amounts due to HP are reflected in convertible demand notes payable to HP in the accompanying consolidated balance sheet, and bear interest at 7% per annum. Interest expense included in the consolidated statement of operations for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 includes $0.2 million, $1.3 million and $0.6 million, respectively, related to the HP demand notes payable.

In June 1999, CMGI and HP entered into an agreement whereby HP agreed to preprogram Instant Internet Keyboard Buttons on its Consumer (Presario-branded) Products so that users would be directed to the AltaVista website. The Company agreed to pay HP a fee each time the keyboard button was used to direct Internet traffic to AltaVista. CMGI cross-charged the Company for the amount paid to HP on the Company’s behalf for these services. The HP keyboard amounts included in the accompanying consolidated statements of operations totaled $5.3 million and $8.2 million for the year ended July 31, 2001 and for the period ended July 31, 2000, respectively. No HP keyboard charges were incurred by the Company during the year ended July 31, 2002 due to the termination of the agreement.

The Company has also purchased capital equipment from HP, leased capital equipment from HP through capital and operating leases through October 2001, and recognized revenue for sales of software and related maintenance services to HP. Transactions with HP included in the accompanying consolidated statements of operations are as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Revenue	$615	$1,380	$619
Cost of revenue	2,663	13,141	7,837
Product development	888	4,644	2,693
Sales and marketing	—	5,312	8,173
Interest expense	231	1,313	632

In October 2001, the Company entered into an agreement with HP under which the Company paid to HP $20.0 million to purchase certain equipment that had previously been leased under capital and operating lease agreements with HP, and to settle the related lease obligations to HP. As a result of the transaction, the Company was relieved of all of its lease obligations to HP, including net capital

F-A18

lease obligations of $12.4 million that were recorded on the Company’s consolidated balance sheet. The Company financed the lease termination transaction through borrowings under a demand note payable with CMGI.

Following the transaction, the purchased equipment that had been previously leased under capital leases remained on the Company’s consolidated balance sheet at net book value. The purchased equipment that had been previously leased under operating leases was capitalized at its estimated fair value of $4.8 million. The purchased HP equipment is being depreciated over the remaining estimated useful lives of the equipment, ranging from two to three years. The Company recorded a $2.8 million loss relating to the settlement of its lease obligations with HP.

NOTE 10 — INCOME TAXES

For the tax period from August 18, 1999 to February 1, 2000, and for all tax periods beginning after April 1, 2001, a portion of the Company’s tax loss from operations was utilized by CMGI in its consolidated tax return. The Company has recorded a full valuation allowance against its net deferred tax assets in light of its recent history of operating losses. Presently management is unable to conclude that it is more likely than not that the deferred tax assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

The components of income tax expense are as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	54	665	—

Total current	54	665	—

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Total income tax expense	$54	$665	$—

The following table summarizes the significant differences between the Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes:

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Statutory tax rate	35.0%	35.0%	35.0%
Non-deductible goodwill amortization and impairment	(6.2)	(14.0)	(12.5)
Losses not benefited, including losses utilized by CMGI	(28.7)	(21.0)	(22.5)
Foreign taxes and other	(0.1)	0.0	0.0

Effective tax rate	0.0%	0.0%	0.0%

F-A19

Deferred tax assets at July 31, 2002 and July 31, 2001, computed under the separate return method, are comprised as follows (in thousands):

	JULY 31,	JULY 31,
	2002	2001

Deferred stock based compensation	$27,985	$46,755
Accruals and other reserves	17,447	22,191
Net operating loss and credit carryforwards	173,808	106,299
Depreciation and amortization	465,890	480,479

Gross deferred tax assets	685,130	655,724
Valuation allowance	(685,130)	(655,724)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses are allowed to be carried forward or temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance. The net change in the valuation allowance during the year ended July 31, 2002 was an increase of approximately $29.4 million.

The Company has federal net operating loss carryforwards of approximately $472.2 million as of July 31, 2002, which will expire through 2022. The Company also has California net operating loss carryforwards of approximately $77.3 million, on a post-apportionment basis, which will expire through 2012. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of an ownership change. An ownership change occurs when the ownership percentage of 5% or greater stockholders changes by more than 50% over a three-year period. If the Company has an ownership change, its ability, if any, to utilize the net operating loss carryforwards in the future could be significantly reduced. Furthermore, a portion of the loss carryforwards may be limited pursuant to the separate return limitation year provisions, whereby such losses can only offset future taxable income of the Company.

NOTE 11 — RETIREMENT PLAN

401(K) INVESTMENT PLAN

The Company has a 401(k) investment plan (the “Investment Plan”) covering substantially all of its U.S. employees. Under the Investment Plan, employees may defer up to 20% of their eligible pre-tax earnings, subject to the Internal Revenue Service annual contribution limitation. The Company made matching contributions of $370,000, $729,000 and $724,000, for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000, respectively.

NOTE 12 — CAPITAL STOCK AND STOCK OPTION PLANS

PREFERRED STOCK

The Company’s Board of Directors has approved the authorization of 100 million and 5 million shares of Series A Convertible Preferred Stock, par value $0.01 at July 31, 2002 and July 31, 2001, respectively. As of July 31, 2002 and July 31, 2001, 3.55 million shares were issued and outstanding, all of which were held by CMGI and HP. Holders of the Series A Convertible Preferred Stock are entitled to certain rights including (i) dividends of 7% if declared by the Board of Directors, (ii) preferential rights relative to the common stockholders in the event of any liquidation, dissolution or winding up of the company, (iii) conversion rights, (iv) voting rights based on the number of shares of common stock into which the preferred stock could be converted, and (v) certain redemption rights, if elected by the majority of preferred stockholders prior to July 2, 2006.

F-A20

WARRANT ISSUANCE

During the year ended July 31, 2002, as part of a lease settlement relating to its restructuring activities, the Company issued a fully vested and exercisable, five-year warrant to purchase 1,000,000 shares of common stock at $0.05 per share, equal to the fair market value of the Company’s common stock at issuance. The fair value of the warrant of $50,000 was determined using the Black-Scholes valuation model, and was charged to restructuring expense during the year ended July 31, 2002.

TREASURY STOCK

The Company has a right of first refusal agreement with certain shareholders, under which the shareholders are prohibited from selling their shares of common stock without the Company’s prior written approval. The Company has the option of repurchasing the shares from the shareholders or allowing the shares to be sold to a third party. During the period ended July 31, 2000, the Company repurchased 81,605 shares of common stock from certain shareholders for $1.9 million, and recorded stock-based compensation expense of $1.0 million for the excess of the repurchase price over the fair value of these transactions. The treasury shares were retired at their net carrying value of $0.9 million during the year ended July 31, 2001.

STOCK OPTION PLANS

The Company currently has two primary stock incentive plans: the 1999 Stock Option Plan (the “1999 Plan”) and the 1999 Equity Incentive Plan (the “1999 Equity Plan”). A total of 36.4 million shares of common stock have been reserved for issuance under the Company’s stock plans. The Company’s stock plans provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and other stock-based awards to employees, directors and consultants of the Company. Options, other than incentive stock options, may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board of Directors of the Company determines the term of each option, the option exercise price and the vesting terms. Stock options generally expire five or ten years from the date of grant and vest over four years. In addition to the options granted under the Company’s stock plans, the Company has also assumed stock options relating to various acquired companies.

While options were generally granted at fair market value on the date of grant, certain options were granted below fair value. Accordingly, deferred compensation expense was amortized over the vesting period of the related options using the graded vesting method. In addition, during the year ended July 31, 2001, the Company modified certain provisions of certain option awards, and recorded a stock-based compensation expense charge of $0.2 million, equal to the intrinsic value of the awards on the date of modification. During the period ended July 31, 2000, the Company recorded a stock-based compensation expense charge of $1.0 million relating to certain stock repurchases. Stock-based compensation expense is included in a single line in the consolidated statements of operations and totaled $1.2 million and $4.7 million for the year ended July 31, 2001 and the period ended July 31, 2000, respectively. There was no stock-based compensation expense for the year ended July 31, 2002.

In addition to stock options granted under the Company’s stock plans, certain AltaVista employees have been granted options to purchase CMGI common stock under CMGI’s stock option plans. At July 31, 2002, AltaVista employees held options to purchase 4.4 million shares of CMGI common stock, of which options to purchase 0.1 million shares were vested and exercisable.

DIRECTOR STOCK OPTION PLANS

In September 1999, the Company instituted the 1999 Stock Option Plan for Non-Employee Directors (the “1999 Directors Plan”) in which non-qualified options were granted to non-employee directors. The Board reserved 325,000 shares of common stock for issuance under the 1999 Directors Plan. In September 1999, the 1999 Directors Plan was terminated; however, all then-outstanding options remained in effect. In October 1999, the Board of Directors adopted and the stockholders approved the 1999 Amended and Restated Directors Plan (the “1999 Amended Directors Plan”), pursuant to which 1,300,000 shares of the Company’s common stock are reserved for issuance. During the period ended July 31, 2000, 142,000 options were granted under the Company’s director stock plans. There were no options granted under the director stock plans during the years ended July 31, 2002 and 2001. As of July 31, 2002, 55,000 options were outstanding under the Company’s director stock option plans.

F-A21

The following table summarizes stock option activity under all of the Company’s stock option plans:

			WEIGHTED
		PRICE	AVERAGE PRICE
	SHARES	PER SHARE	PER SHARE

Options outstanding August 18, 1999	12,523,527	$0.05 to $9.23	$6.35
Options granted	16,776,962	$14.20 to $22.73	$16.58
Options granted in acquisitions	683,143	$0.48 to $23.77	$6.93
Options lapsed or canceled	(4,297,824)	$0.09 to $23.77	$10.14
Options exercised	(789,760)	$0.05 to $17.18	$5.60
Options exchanged for CMGI options	(710,492)	$6.73 to $9.23	$6.94

Options outstanding July 31, 2000	24,185,556	$0.09 to $23.77	$12.79

Options granted	14,689,870	$1.10 to $14.20	$5.17
Options lapsed or canceled	(18,248,544)	$0.09 to $23.77	$11.17
Options exercised	(34,246)	$0.12 to $22.73	$2.14

Options outstanding July 31, 2001	20,592,636	$0.12 to $23.77	$8.81

Options lapsed or canceled	(5,593,716)	$0.45 to $22.73	$8.78
Options exercised	(273)	$5.66	$5.66

Options outstanding July 31, 2002	14,998,647		$8.82

The following table summarizes significant ranges of outstanding and exercisable options at July 31, 2002:

	OPTIONS OUTSTANDING
				OPTIONS EXERCISABLE
		WEIGHTED
		AVERAGE	WEIGHTED		WEIGHTED
RANGE OF		CONTRACTUAL	AVERAGE		AVERAGE
EXERCISE		REMAINING	EXERCISE		EXERCISE
PRICES	SHARES	LIFE (YEARS)	PRICE	SHARES	PRICE

$0.12 to $1.10	3,242,662	3.90	$1.01	2,989,523	$1.00
$1.65 to $5.66	2,340,092	3.25	$3.55	1,843,120	$3.54
$ 6.73	3,227,392	6.82	$6.73	3,141,495	$6.73
$9.23 to $12.45	366,849	6.90	$9.35	348,234	$9.34
$14.20 to $23.77	5,821,652	2.64	$16.42	4,769,120	$16.58

	14,998,647		$8.82	13,091,492	$8.63

At July 31, 2001 and 2000, 8.2 million and 4.2 million options were exercisable at weighted average exercise prices of $10.54 and $7.27, respectively.

The weighted average fair value per share of stock options granted during the year ended 2001, and for the period ended July 31, 2000 was $4.35 and $12.26, respectively. No options were granted during the year ended July 31, 2002. The fair value of these options was estimated using the Black-Scholes model with the following weighted average assumptions:

F-A22

	YEAR ENDED	PERIOD ENDED
	JULY 31, 2001	JULY 31, 2000

Expected option life (in years)	4.4	3.1
Risk-free interest rate	4.2%	6.3%
Volatility	126.9%	103.4%
Dividend yield	0.0%	0.0%

If the Company had recognized expense using the fair value method prescribed by SFAS No. 123, the Company’s net loss would have been $158.9 million, $2,095.9 million, and $1,146.0 million for the years ended July 31, 2002 and 2001 and for the period ended July 31, 2000, respectively. The pro forma effect on net loss for the periods presented is not necessarily representative of the pro forma effect on net loss in future years.

1999 EMPLOYEE STOCK PURCHASE PLAN

In December 1999, the Board of Directors adopted and in January 2000, the stockholders approved, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which was designed to allow eligible employees to purchase common stock at a discount from fair market value. A total of 2.6 million shares of common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan was intended to become effective upon the closing of the Company’s initial public offering. The Purchase Plan was designed to permit each employee to purchase stock through payroll deductions of up to 15% of the employee’s pay, subject to maximum amounts as defined by the Internal Revenue Code. Since the Company’s shares have never been publicly traded, no shares have been issued under the Purchase Plan.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2006. Rent expense for the years ended July 31, 2002 and 2001, and for the period ended July 31, 2000 was $4.1 million, $11.5 million and $6.8 million, respectively.

At July 31, 2002, future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

	CAPITAL	OPERATING
YEAR ENDING JULY 31,	LEASES	LEASES

2003	$101	$3,667
2004	—	2,971
2005	—	2,044
2006	—	153

Total minimum lease payments	101	$8,835

Less: Amount representing interest	6

Present value of capital lease obligations	95
Less: Current portion	54

Long-term portion of capital lease obligations	$41

Other contractual obligations include an agreement between the Company and DoubleClick, Inc. (“DoubleClick”). Under this agreement, the Company is contractually obligated to use a portion of DoubleClick’s ad-serving technology through December 31, 2004. Based on its current activity levels, the Company estimates its remaining contractual obligation to DoubleClick for the period August 1, 2002 through December 31, 2004 will be approximately $3.3 million.

F-A23

The Company is contractually obligated to use a vendor’s hosting facilities in New York, New York through February 28, 2004. Based on its current activity levels, the Company estimates its remaining contractual obligation under this agreement will be approximately $1.9 million for the period August 1, 2002 through February 28, 2004.

The Company and its subsidiaries are subject to legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

In August 2001, Jeffrey Black, a former employee of the Company, filed a complaint in Superior Court of the State of California (Santa Clara County) against the Company, CMGI and certain individuals alleging certain claims arising out of the termination of Mr. Black’s employment with the Company. As set forth in the complaint, Mr. Black is seeking monetary damages in excess of $70 million. The Company believes that these claims are without merit and plans to vigorously defend against these claims. In March 2002, the court ordered the entire case to binding arbitration in California. In June 2002, Mr. Black petitioned the California Court of Appeal for a writ prohibiting enforcement of the order compelling arbitration of his cause of action for wrongful termination in violation of public policy. In July 2002, the Court of Appeal denied Mr. Black’s petition. In August 2002, Mr. Black submitted the matter before the American Arbitration Association. The parties are proceeding with discovery and have tentatively scheduled arbitration for August 2003.

On January 28, 2002, Mark Nutritionals, Inc. (“MNI”) filed suit against the Company in the United States District Court for the Western District of Texas, San Antonio Division. The claims against the Company include unfair competition and trademark infringement and dilution, under both federal law and the laws of the State of Texas. MNI is seeking compensatory damages in the amount of $10 million and punitive damages. The Company believes that these claims are without merit and plans to vigorously defend against these claims. The Company filed its answer on March 1, 2002, denying the allegations. In September 2002, MNI filed for protection under Chapter 11 of the bankruptcy code. Since its bankruptcy filing, MNI has not pursued this action. The court has ordered MNI to show cause why the action should not be dismissed for want of prosecution. The Company is entitled to indemnification by a third party with respect to this matter.

On March 11, 2002, Sean Barger, the principal shareholder of Equilibrium Technologies, Inc., filed suit against the Company, CMGI, officers of CMGI and certain other individuals in the Superior Court of the State of California. The claims against the Company allege 1) violations of state securities statutes, 2) fraudulent inducement, deceit and fraud, 3) negligent misrepresentation, 4) unfair competition, and 5) breach of fiduciary duty. Mr. Barger is seeking an unspecified amount of damages. The Company is currently answering interrogatories. The Company believes that these claims are without merit and is defending the case vigorously.

NOTE 14 — SEGMENT INFORMATION

Based on the information provided to the Company’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company’s operations have been classified in two operating segments: (i) Advertising, Service and Other and (ii) Software. The advertising, service and other segment provides advertising and sponsorships, search services, production and development and related support services. The software segment provides licensing of search product software and related support services.

Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measures used are revenues from United States and international web sites and loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments. For the year ended July 31, 2001 and the period ended July 31, 2000, the Company was not able to allocate expenses to its operating segments. Beginning in the year ended July 31, 2002, all expenses are allocated to operating segments except for stock-based compensation, amortization of intangibles, restructuring charges and asset impairments.

F-A24

Summarized financial information of the Company’s operations by business segment is as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net revenues:
Advertising, service and other	$57,429	$148,620	$193,998
Software	12,637	21,729	11,063

Total revenue	$70,066	$170,349	$205,061

Loss from operations:
Loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments
Advertising, service and other	$(39,989)
Software	(10,830)

	(50,819)
Unallocated operating expenses	88,110

Loss from operations	$(138,929)

Information regarding revenue by geographical region is as follows (in thousands):

			PERIOD FROM
	YEAR ENDED	YEAR ENDED	AUGUST 19, 1999
	JULY 31,	JULY 31,	TO JULY 31,
	2002	2001	2000

Net revenues:
United States	$54,263	$144,769	$193,063
International	15,803	25,580	11,998

Total revenue	$70,066	$170,349	$205,061

For all periods presented, substantially all of the Company’s long-lived assets were used in its United States operations.

F-A25

NOTE 15 — TRANSACTIONS WITH OVERTURE

In May 2002, the Company entered into a one-year search services agreement with Overture, whereby Overture provides paid search results on the Company’s domestic web sites. Revenue is generated when a user clicks on a paid result. Under the agreement, the Company receives a portion of the gross proceeds from the user transactions. In addition, Overture pays the Company to host a web page that includes content describing Overture’s services and links to a web page on which potential advertisers may sign up for Overture’s services. The Company also has search services agreements with Overture in the United Kingdom and Germany. During the years ended July 31, 2002 and 2001, the Company recognized revenue of $11.7 million and $4.9 million, respectively, relating to transactions with Overture. The Company had accounts receivable from Overture of $1.9 million and $1.6 million at July 31, 2002 and 2001, respectively.

NOTE 16 — OVERTURE PURCHASE AGREEMENT

On February 18, 2003, the Company entered into a definitive asset purchase agreement with Overture. Under the agreement, AltaVista will receive $60 million in cash and Overture common stock valued at approximately $80 million as of the date of the agreement (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), and Overture will assume certain AltaVista liabilities, which specifically exclude the demand notes payable to CMGI.

The purchase agreement is subject to a number of conditions including, among other things, regulatory approvals and clearances, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the merger to be completed in the quarter ending April 30, 2003. There can be no assurance that the merger will be consummated within the time expected, or at all.

F-A26

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

JANUARY 31,
2003

ASSETS
Current assets:
Cash and cash equivalents	$4,450
Accounts receivable, net of allowances of $2,374	5,820
Accounts receivable from HP	33
Prepaid expenses and other current assets	2,343

Total current assets	12,646
Property, plant and equipment, net	13,174
Restricted cash	898
Other assets	494

Total assets	$27,212

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable to CMGI	$117,471
Accounts payable	3,885
Accounts payable to CMGI and affiliates	43
Accounts payable to HP	846
Accrued restructuring	2,914
Other liabilities	10,962
Deferred revenue	3,492

Total current liabilities	139,613

Commitments and contingencies
Owners’ equity (deficit):
Preferred stock $0.01 par value, 100,000 shares authorized and 3,550 shares issued and outstanding	36
Common stock $0.01 par value, 1,400,000 shares authorized and 139,352 shares issued and outstanding	1,394
Capital in excess of par	3,393,888
Accumulated other comprehensive income	384
Accumulated deficit	(3,508,103)

Owners’ equity (deficit)	(112,401)

Total liabilities and owners’ equity (deficit)	$27,212

See accompanying notes to condensed consolidated financial statements.

F-A27

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED, IN THOUSANDS)

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
Advertising, service and other (includes revenue from related party transactions of $26 and $441)	$28,015	$28,722
Software (includes revenue from related party transactions of $151 and $609)	3,200	8,697

Total net revenue	31,215	37,419
Operating expenses:
Cost of revenue	9,698	15,099
Product development	10,703	15,495
Sales and marketing	16,021	25,290
General and administrative	4,434	6,887
Restructuring charges	1,477	8,884
Impairment of long-lived assets	—	6,084
Amortization of intangible assets	—	31,465

Operating loss	(11,118)	(71,785)
Interest income	(23)	(115)
Interest expense	3,996	3,229
Other (income)/expense, net	20	1,097

Loss before income taxes	(15,111)	(75,996)
Provision for income taxes	10	68

Net loss	$(15,121)	$(76,064)

See accompanying notes to condensed consolidated financial statements.

F-A28

ALTAVISTA COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(15,121)	$(76,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,661	41,061
Restructuring charges	1,477	8,884
Impairment of long-lived assets	—	6,084
(Gain) loss on disposal of fixed assets	196	(135)
Provision for accounts receivable allowances	877	4,361
Changes in operating assets and liabilities, excluding effects from acquisitions and divestitures:
Accounts receivable	3,954	5,366
Prepaid expenses	840	1,173
Accounts payable	93	(897)
Deferred revenue	(1,836)	(825)
Accrued restructuring	(2,018)	(3,325)
Allocations from CMGI	5,810	6,232
Other current liabilities	(2,809)	(5,172)

Net cash used in operating activities	(1,876)	(13,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,969)	(1,934)
Proceeds from escrow relating to sale of Raging Bull	—	845
Decrease (increase) in restricted cash	58	(18)
Decrease in other assets	207	—

Net cash used in investing activities	(1,704)	(1,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of capital lease obligations	(53)	(1,364)
Proceeds from notes payable to CMGI	—	27,939
Proceeds from issuance of common stock	3	12
Payments for HP lease terminations	—	(20,000)

Net cash provided by (used in) financing activities	(50)	6,587

Net decrease in cash and cash equivalents	(3,630)	(7,777)
Cash and cash equivalents at beginning of period	8,080	13,451

Cash and cash equivalents at end of period	$4,450	$5,674

Cash paid for interest	$4	$243
Cash paid for income taxes	$10	$68

See accompanying notes to condensed consolidated financial statements.

F-A29

ALTAVISTA COMPANY AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

AltaVista Company (“AltaVista” or “the Company”), an Internet search pioneer, is a global provider of search services and technology. The Company provides integrated search results to give users immediate access to relevant information including Web pages, multimedia files and current news reports. The Company is a majority-owned operating company of CMGI, Inc. (“CMGI”), and operates in two reportable segments, (i) Advertising, Service and Other and (ii) Software.

The accompanying condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and related notes for the year ended July 31, 2002. The results for the six-month period ended January 31, 2003 are not necessarily indicative of the results to be expected for the full fiscal year.

On February 18, 2003, the Company entered into a definitive asset purchase agreement with Overture Services, Inc. (“Overture”). Under the agreement, AltaVista will receive $60 million in cash and Overture common stock valued at approximately $80 million as of the date of the agreement (provided that Overture will not be required to issue more than 4,274,670 shares or less than 3,001,364 shares), and Overture will assume certain AltaVista liabilities, which specifically exclude the demand notes payable to CMGI. The purchase agreement is subject to a number of conditions including, among other things, regulatory approvals and clearances, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company currently expects the merger to be completed in the quarter ending April 30, 2003. There can be no assurance that the merger will be consummated within the time expected, or at all.

As of January 31, 2003, the Company had an accumulated deficit of $3.5 billion and negative working capital of $127.0 million. CMGI and HP (formerly Compaq) have financed the Company’s operating losses since CMGI’s acquisition of a majority interest in the Company in August 1999, but have no obligation to continue to provide additional funding. In the event that the Overture asset purchase agreement is not consummated, the Company will be required to seek alternative sources of financing. Given the Company’s history of operating losses, there can be no assurance that financing will be available on commercially reasonable terms, or at all.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will apply to all business combinations that the Company enters into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

The Company adopted SFAS No. 142 during the first quarter of the fiscal year ending July 31, 2003. Because all of the Company’s goodwill and other intangible assets were fully amortized or written of as of July 31, 2002, the adoption of SFAS No. 142 had no impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses the accounting treatment for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of the statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, or normal operation of a

F-A30

long-lived asset. The statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held-for-sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the statement of operations under the new rules. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No’s. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections, effective for fiscal years beginning May 15, 2002 or later. It rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of this Statement are required to be applied to exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company adopted the disclosure provisions of FIN 45 effective December 31, 2002. The Company may from time to time indemnify its customers against certain claims relating to the infringement of a third party’s intellectual property rights. The Company has not been subject to any material infringement litigation by customers in the past and does not have any infringement litigation pending as of January 31, 2003.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123, which requires additional disclosure and provides transition guidance for companies that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of APB 25. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. The provisions of FIN 46 are effective immediately for all arrangements with variable interest entities created after January 31,

F-A31

2003. For arrangements with variable interest entities created prior to February 1, 2003, FIN 46 is effective in the first interim period beginning after June 15, 2003. The Company does not have any financial interests in variable interest entities. Accordingly, the adoption of FIN 46 is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 3 — IMPAIRMENT OF LONG-LIVED ASSETS

Through July 31, 2002, the Company recorded impairment charges as a result of management’s ongoing business reviews and impairment analysis performed under its policy regarding impairment, utilizing the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of. Under that impairment policy, when indicators of impairment existed, the undiscounted projected cash flows were compared to the carrying value of the long-lived assets. If the undiscounted cash flows were less than the carrying value of the long-lived assets, management determined the amount of the impairment charge by comparing the carrying value of the long-lived assets to their fair value. Management determined fair value based on a combination of the discounted cash flow methodology, which is based upon converting expected future cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to the company being evaluated. The market price multiples were selected and applied to the company based on the relative performance, future prospects and risk profile of the company in comparison to the guideline companies.

On August 1, 2002, the Company adopted SFAS No. 144, under which the Company is required to test certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the asset’s carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company will evaluate recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value.

During the six months ended January 31, 2002, the Company recorded charges for the impairment of long-lived assets totaling $6.1 million. The impairment charges related to the purchase of certain equipment that was previously held under operating leases as discussed in Note 5, and leasehold improvements that were abandoned by the Company. The impairment charges were calculated in accordance with SFAS No. 121.

Effective August 1, 2002, the Company adopted SFAS No. 142. Because all of the Company’s goodwill and other intangible assets were fully amortized or written off as of July 31, 2002, the adoption of SFAS No. 142 had no impact on the Company’s financial position or results of operations.

Assuming that SFAS No. 142 had been effective for all periods presented, net loss for the six months ended January 31, 2003 and 2002, would have been as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net loss, as reported	$15,121	$76,064
Add back: Goodwill amortization expense	—	31,465

Adjusted net loss	$15,121	$44,599

F-A32

NOTE 4 — RESTRUCTURING CHARGES

The Company recorded restructuring charges during the respective six-month periods ended January 31, 2003 and January 31, 2002, as discussed below. The following table summarizes the activity in the restructuring accrual from July 31, 2002 through January 31, 2003:

	EMPLOYEE
	RELATED	CONTRACTUAL	ASSET
	EXPENSES	OBLIGATIONS	IMPAIRMENTS	TOTAL

Accrued restructuring balance at July 31, 2002	$486	$3,004	$—	$3,490
Restructuring charges	551	891	35	1,477
Non-cash charges	—	—	(35)	(35)
Cash payments	(1,013)	(1,005)	—	(2,018)

Accrued restructuring balance at January 31, 2003	$24	$2,890	$—	$2,914

The Company anticipates that the remaining restructuring accruals will be paid by August 2005. The remaining contractual obligations primarily relate to facilities and equipment lease obligations.

The restructuring charges for the six months ended January 31, 2003 and 2002, respectively, would have been allocated as follows, had the Company recorded the expense within the functional department of the restructured activities (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Cost of revenue	$76	$69
Product development	165	568
Sales and marketing	437	1,088
General and administrative	799	7,159

Total restructuring charges	$1,477	$8,884

The Company’s restructuring initiatives involved strategic decisions to exit certain business operations and to reposition certain service offerings of the Company. Restructuring charges consisted primarily of contract terminations, severance charges and equipment charges incurred as a result of actions taken to exit certain business operations, reduce expenses and increase operational efficiencies. Employee related expenses primarily consisted of severance payments and fringe benefits for affected employees. Contract terminations primarily consisted of costs to exit facility and equipment leases and to terminate certain vendor contracts. Asset impairment charges primarily related to the write-off of abandoned property and equipment.

During the six months ended January 31, 2003, the Company recorded restructuring charges of approximately $1.5 million, due primarily to workforce reductions and costs associated with facility consolidations in the San Francisco Bay Area, Canada and Europe. The restructuring charges included a charge of $551,000 related to workforce reductions of 57 employees, settlements of leases and other contractual obligations totaling $891,000, and asset impairments of $35,000.

During the six months ended January 31, 2002, the Company recorded restructuring charges of approximately $8.9 million, which were primarily related to the ongoing change in its business strategy towards an Internet and enterprise search business model, including costs associated with the closing of its Irvine office location. The

F-A33

restructuring charges during the period also included a charge of $2.0 million related to workforce reductions of 175 employees, settlements of leases and other contractual obligations totaling $2.2 million, and asset impairments of $4.7 million.

NOTE 5 — RELATED PARTY TRANSACTIONS

RELATED PARTY REVENUE

During the six months ended January 31, 2003 and 2002, the Company recognized revenue from transactions with related parties of $0.2 million and $1.1 million, respectively. Substantially all of the revenue from related party transactions during these periods was attributable to transactions with CMGI and HP as described below.

TRANSACTIONS WITH CMGI AND AFFILIATED COMPANIES

Since August 19, 1999, CMGI has advanced funds and provided services to the Company under demand notes payable. From time to time, CMGI has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. The funds advanced to the Company by CMGI, as well as the cost of services provided to the Company by CMGI, are reflected in convertible demand notes payable to CMGI in the accompanying consolidated balance sheets. In addition, the Company has entered into transactions with various entities that are majority-owned or otherwise affiliated with CMGI. Transactions with CMGI and affiliates included in the accompanying condensed consolidated statements of operations are as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Revenue	$98	$467
Cost of revenue	2,086	1,262
Product development	1,049	1,030
Sales and marketing	147	—
General and administrative	1,119	2,340
Interest expense	3,996	2,934
Other non-operating expense	—	(60)

TRANSACTIONS WITH HP

Since December 1999, HP has advanced funds to the Company under demand notes payable. From time to time, HP has elected to convert some portion or all of its then outstanding debt under its demand notes payable with the Company. There were no amounts outstanding under demand notes payable to HP at January 31, 2003.

The Company has purchased capital equipment from HP, leased capital equipment from HP through capital and operating leases through October 2001, and recognized revenue for sales of software and related maintenance services to HP. Transactions with HP included in the accompanying condensed consolidated statements of operations are as follows (in thousands):

F-A34

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Revenue	$77	$541
Cost of revenue	308	2,344
Product development	103	781
Interest expense	—	231

In October 2001, the Company entered into an agreement with HP under which the Company paid to HP $20.0 million to purchase certain equipment that had previously been leased under capital and operating lease agreements with HP, and to settle the related lease obligations to HP. As a result of the transaction, the Company was relieved of all of its lease obligations to HP, including net capital lease obligations of $12.4 million that were recorded on the Company’s consolidated balance sheet. The Company financed the lease termination transaction through borrowings under a demand note payable with CMGI.

Following the transaction, the purchased equipment that had been previously leased under capital leases remained on the Company’s consolidated balance sheet at net book value. The purchased equipment that had been previously leased under operating leases was capitalized at its estimated fair value of $4.8 million. The purchased HP equipment is being depreciated over the remaining estimated useful lives of the equipment, ranging from two to three years. The Company recorded a $2.8 million loss relating to the settlement of its lease obligations with HP.

NOTE 6 — SEGMENT INFORMATION

Based on the information provided to the Company’s chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company’s operations have been classified in two operating segments: (i) Advertising, Service and Other and (ii) Software. The advertising, service and other segment provides advertising and sponsorships, search services, production and development and related support services. The software segment provides licensing of search product software and related support services.

Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measures used are revenues from United States and international web sites and loss from operations before stock-based compensation, amortization of intangibles, restructuring charges and asset impairments. Summarized financial information of the Company’s operations by business segment is as follows (in thousands):

F-A35

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
Advertising, service and other	$28,015	$28,722
Software	3,200	8,697

Total net revenue	$31,215	$37,419

Loss from operations:
Loss from operations before amortization of intangibles, restructuring charges and asset impairments Advertising, service and other	$(8,018)	$(20,424)
Software	(1,623)	(4,928)

	(9,641)	(25,352)
Unallocated operating expenses	1,477	46,433

Loss from operations	$(11,118)	$(71,785)

Information regarding revenue by geographical region is as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net revenue:
United States	$23,222	$29,320
International	7,993	8,099

Total net revenue	$31,215	$37,419

For all periods presented, substantially all of the Company’s long-lived assets were used in its United States operations.

F-A36

NOTE 7 — COMPREHENSIVE LOSS

Components of comprehensive loss are as follows (in thousands):

	SIX MONTHS ENDED

	JANUARY 31,	JANUARY 31,
	2003	2002

Net loss	$(15,121)	$(76,064)
Net unrealized gain (loss) on foreign currency translation adjustment during the period	(292)	202

Comprehensive loss	$(15,413)	$(75,862)

NOTE 8 — LITIGATION

The Company and its subsidiaries are subject to legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

In August 2001, Jeffrey Black, a former employee of the Company, filed a complaint in Superior Court of the State of California (Santa Clara County) against the Company, CMGI and certain individuals alleging certain claims arising out of the termination of Mr. Black’s employment with the Company. As set forth in the complaint, Mr. Black is seeking monetary damages in excess of $70 million. The Company believes that these claims are without merit and plans to vigorously defend against these claims. In March 2002, the court ordered the entire case to binding arbitration in California. In June 2002, Mr. Black petitioned the California Court of Appeal for a writ prohibiting enforcement of the order compelling arbitration of his cause of action for wrongful termination in violation of public policy. In July 2002, the Court of Appeal denied Mr. Black’s petition. In August 2002, Mr. Black submitted the matter before the American Arbitration Association. The parties are proceeding with discovery and have tentatively scheduled arbitration for August 2003.

On January 28, 2002, Mark Nutritionals, Inc. (“MNI”) filed suit against the Company in the United States District Court for the Western District of Texas, San Antonio Division. The claims against the Company include unfair competition and trademark infringement and dilution, under both federal law and the laws of the State of Texas. MNI is seeking compensatory damages in the amount of $10 million and punitive damages. The Company believes that these claims are without merit and plans to vigorously defend against these claims. The Company filed its answer on March 1, 2002, denying the allegations. In September 2002, MNI filed for protection under Chapter 11 of the bankruptcy code. Since its bankruptcy filing, MNI has not pursued this action. The court has ordered MNI to show cause why the action should not be dismissed for want of prosecution. The Company is entitled to indemnification by a third party with respect to this matter.

On March 11, 2002, Sean Barger, the principal shareholder of Equilibrium Technologies, Inc., filed suit against the Company, CMGI, officers of CMGI and certain other individuals in the Superior Court of the State of California. The claims against the Company allege 1) violations of state securities statutes, 2) fraudulent inducement, deceit and fraud, 3) negligent misrepresentation, 4) unfair competition, and 5) breach of fiduciary duty. Mr. Barger is seeking an unspecified amount of damages. The Company is currently answering interrogatories. The Company believes that these claims are without merit and is defending the case vigorously.

F-A37

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Fast Search & Transfer ASA

We have audited the combined balance sheet of IBU as described in Note 1, as of December 31, 2002 and the related combined statements of operations and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined financial statements have been prepared from the separate records maintained by IBU and may not necessarily be indicative of the conditions that would have existed or the results of operations if IBU had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from accounts applicable to the Company as a whole.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of IBU as of December 31, 2002 and the results of operations, and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Deloitte & Touche AS

/s/ Deloitte & Touche

Oslo, Norway
March 25, 2003
except Note 10 which is as of April 21, 2003

F-F1

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS OF USD)

FOR THE YEAR ENDED

DECEMBER 31, 2002

NET REVENUES
Search services	8,788

TOTAL NET REVENUES	8,788

OPERATING EXPENSES
Cost of revenues	3,445
Research and development (exclusive of share-based compensation expense of $883 thousand)	1,678
Sales and marketing	3,248
General and administrative	2,351
Depreciation and amortization	5,080
Share-based compensation	883

TOTAL OPERATING EXPENSES	16,685

OPERATING LOSS	(7,897)
OTHER INCOME (EXPENSE)
Other income (expense), net	—

LOSS BEFORE TAXES	(7,897)
Income taxes	—

NET LOSS	(7,897)

The accompanying notes are an integral part
of these combined financial statements.

F-F2

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
COMBINED BALANCE SHEET
(IN THOUSANDS OF USD)

AS OF
DECEMBER 31,
2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	—
Accounts receivable	1,516
Other current assets	263

TOTAL CURRENT ASSETS	1,779

NON-CURRENT ASSETS:
Property and equipment, net	4,020
Intangible assets, net	1,762

TOTAL NON-CURRENT ASSETS	5,782

TOTAL ASSETS	7,561

LIABILITIES AND NET INVESTMENT
CURRENT LIABILITIES:
Accounts payable	761
Accrued expenses and other liabilities	504

TOTAL CURRENT LIABILITIES	1,265

NON-CURRENT LIABILITIES:
Other long-term liabilities	—

TOTAL NON-CURRENT LIABILITIES	—

NET INVESTMENT	6,296

TOTAL LIABILITIES AND NET INVESTMENT	7,561

The accompanying notes are an integral part
of these combined financial statements.

F-F3

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
COMBINED STATEMENT OF CASH FLOWS
(IN THOUSANDS OF USD)

FOR THE YEAR ENDED
DECEMBER 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(7,897)
Depreciation and amortization	5,080
Share-based compensation	883
Changes in assets and liabilities:
Accounts receivable	1,302
Accounts payable	116
Other assets and liabilities, net	(263)

NET CASH USED IN OPERATING ACTIVITIES	(779)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed and intangible assets	(2,009)

NET CASH USED IN INVESTING ACTIVITIES	(2,009)

CASH FLOWS FROM FINANCING ACTIVITIES
Net group contribution received	2,788

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,788

Effect of foreign exchange rate changes	—
Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	—

The accompanying notes are an integral part
of these combined financial statements.

F-F4

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Purchase agreement

On February 25, 2003, Fast Search & Transfer ASA (“FAST”) and Overture Services, Inc. (“Overture”), announced that they had reached an agreement where Overture will purchase FAST’s Internet search business unit. Such agreement was consummated on April 21, 2003. FAST received $70 million in cash, and is eligible to receive performance-based cash incentive payments for up to $30 million over the next three years. Under the terms of the agreement, Overture will acquire FAST’s Internet business unit assets including FAST Web Search™, AlltheWeb.com™, and FAST PartnerSite™ products, related intellectual property rights, as well as data centers and equipment in Sacramento (USA) and London (UK). In addition, FAST’s Internet business unit personnel transferred to Overture.

Basis of presentation

In these notes to the combined financial statements, references to “IBU”, or the “Company” are to the Internet Business Unit of Fast Search & Transfer ASA, and its combined businesses and assets, as described below. IBU provides software-based solutions, which enhance the delivery and retrieval of information over wired and wireless networks, such as the Internet. IBU’s solutions enable providers of all types of electronic data, including real-time data, to deliver timely and relevant information to corporations, institutions and other users. Users of IBU solutions can personalize the retrieval of information across a variety of all types of devices, such as desktop computers, mobile phones, personal digital assistants and other mobile computing devices.

At December 31, 2002, the Internet Business Unit was an integral part of Fast Search & Transfer ASA. Its assets primarily consisted of certain fixed assets, patents and other technology rights owned by FAST. Historically, financial statements have not been prepared for IBU, as it had no separate legal status or existence. The purpose of these financial statements is to present the Internet Business Unit of Fast Search & Transfer ASA, as if it had been a stand-alone entity for the year 2002.

The combined financial statements of the IBU have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The combined financial statements are presented in U.S. dollars (US$). The accounts of IBU are translated into the reporting currency, the U.S. dollar, using exchange rates in effect at period-end for assets and liabilities and at average exchange rates during the period for the results of operations. The related translation adjustments are recorded through net investment. Gains and losses resulting from foreign currency transactions, if any, are included in other income and expense.

Principles of combination

The combined financial statements have been prepared on the basis described above. The combined financial statements have been prepared using the historical basis in assets and liabilities and historical results of operations related to the IBU’s businesses. The combined financial statements generally reflect the financial position, results of operations and cash flows of the IBU as if it were a stand-alone entity for the period presented. Certain expenses that are indirectly attributable to IBU have been allocated using the methods set forth below. The assumptions and related adjustments included herein are, in the view of management, reasonable and necessary to present the financial position, results of operations and cash flows as if the IBU had operated on a stand-alone basis for the period presented. The combined financial statements are, however, not necessarily indicative of the financial position, results of operations and cash flows in the future or what they would have been had the IBU been a stand-alone entity during the periods presented. The effects of all significant transactions between components of IBU have been eliminated.

F-F5

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the year. Actual results could differ from those estimates.

Accounts Receivable

The accounts receivable balances included in these financial statements are those specifically associated with the IBU. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. No allowance for doubtful accounts has been included as of December 31, 2002.

Property and equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment and hardware	3-4 years
Furniture and fixtures	5 years

Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income. Maintenance and repairs are generally charged to expense as incurred. Expenditures that substantially increase an asset’s useful life are capitalized.

The property and equipment balances included in the accompanying statements are assets specifically associated with the data centers, in addition to certain assets associated with IBU related personnel that will be transferred as part of the Agreement.

Intangible assets

Intangible assets are comprised of capitalized software development costs. Capitalization of such costs related to external-use software begins upon the establishment of technological feasibility, which for the Company, is established upon completion of a working model. For internal-use software under SOP 98-1, the Company capitalizes amounts incurred during the application development stage and expenses costs incurred during the preliminary project and post-implementation/operation stages. Capitalized software development costs directly related to IBU are being amortized over periods ranging from two to three years. At each balance sheet date, the unamortized capitalized costs of a software product is compared to the net realizable value of that product. The amount by which the unamortized capitalized costs of a computer software product exceed the net realizable value of that asset is written off. As of December 31, 2002, no write offs have been deemed necessary by IBU’s management.

Impairment of long-lived assets

Long-lived assets (including capitalized software development) are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. IBU evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. IBU uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the net book values of the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the net book value of the assets, the assets are written down to their estimated fair value. Fair value is determined based on current appraisal values, or discounted future cash flows.

F-F6

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

Revenue Recognition

The Company generates search service revenues from licensing and hosting its software and from related maintenance and post-contract support (“PCS”) services. Fees for search services are charged based on a variety of contractual arrangements, on a per query basis or as a fixed amount of customer advertising revenue. Where an arrangement to deliver software does not require significant production, modification or customisation, FAST recognizes revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred;
•	Collection of a fixed or determinable fee is probable

Revenues included in the combined statements of operations are those specifically related to the IBU.

Cost of revenues

Cost of revenues consists of expenses related to the operation of search services. All costs of revenues are expensed in the period in which they are incurred, even when the cost relates to revenue that has been deferred.

Cost of revenues in the combined statements of operations includes those expenses directly attributable to the IBU. In addition, allocations have been made of expenses not directly attributable to the IBU. These allocations are based on a reasonable share of professional services being provided to IBU related customers.

Marketing and advertising expense

Marketing and advertising costs are expensed as incurred, and those directly attributable to the IBU were negligible for 2002. In addition, allocations have been made of expenses not directly attributable to the IBU. These allocations are based on a reasonable share of the IBU’s attributable expenses, relative to FAST’s total cost.

Research and development expense

These expenses include those expenses directly attributable to the IBU. In addition, allocations have been made of expenses not directly attributable to the IBU. These allocations are based on a reasonable share of development work related to IBU.

General and administrative expense

These expenses include those expenses directly attributable to the IBU. In addition, allocations have been made of expenses not directly attributable to the IBU. These allocations are based on the IBU’s proportion of revenues, relative to FAST’s total revenues.

Depreciation and amortization

Depreciation and amortization expense included in the combined statements of operations is related to the assets specifically associated with the IBU.

Share-based compensation

Allocations from FAST have been made of share-based compensation attributable to IBU personnel.

Income taxes

Income tax expense or benefit has not been recorded for the period being presented, as IBU does not include separate legal entities that are subject to tax under any jurisdiction.

Concentrations of risk

Financial instruments that potentially subject IBU to concentrations of credit risk consist primarily of accounts receivable. However, such risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across different geographic areas. Because of the proportion of international activity, the

F-F7

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

Company’s income and expenses are exposed to exchange-rate fluctuations to a certain extent. Risks of two kinds arise as a result: a transaction risk, that is, the risk that currency fluctuations will have a negative effect on the value of the Company’s commercial cash flows in different currencies; and a translation risk, that is, the risk of adverse currency fluctuations in the translation of foreign operation and foreign assets and liabilities into U.S. dollars for the Company’s combined financial statements. The Company does not currently hedge against currency risks and fluctuations between local currencies and U.S. dollars, which may have an adverse effect on the Company’s combined financial condition and results of operations.

Fair value of financial instruments

IBU’s financial instruments including accounts receivable and accounts payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments.

NOTE 2 — OTHER CURRENT ASSETS

     Other current assets consist of the following:

AS OF DECEMBER
31, 2002

(IN THOUSANDS OF US$)
Prepaid expenses	235
Value added tax	13
Deposits	15

TOTAL	263

NOTE 3 — PROPERTY AND EQUIPMENT

     Property and equipment, net consist of the following:

AS OF DECEMBER
31, 2002

(IN THOUSANDS OF US$)
Computers, software and equipment	16,658
Furniture and fixtures	51
Less accumulated depreciation	(12,689)

PROPERTY AND EQUIPMENT, NET	4,020

NOTE 4 — INTANGIBLE ASSETS

     Intangibles assets, net consist of the following:

AS OF DECEMBER
31, 2002

(IN THOUSANDS OF US$)
Capitalized software development	2,701
Accumulated amortization	(939)

INTANGIBLE ASSETS, NET	1,762

Capitalized software development primarily relates to the development of FAST Web Search and FAST PartnerSite products.

F-F8

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 5 — ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

AS OF DECEMBER
31, 2002

(IN THOUSANDS OF US$)
Due to employees	204
Government taxes	147
Other	153

TOTAL	504

     Government taxes consist primarily of social security taxes.

NOTE 6 — NET INVESTMENT

AS OF AND FOR THE
YEAR ENDED
DECEMBER 31, 2002

(IN THOUSANDS OF US$)
COMPREHENSIVE LOSS:
Net loss	(7,897)
Translation adjustment	313

TOTAL COMPREHENSIVE LOSS	(7,584)
Net investment, beginning of year	10,209
Group contribution — cash received	2,788
Group contribution — share-based compensation	883

NET INVESTMENT, END OF YEAR	6,296

IBU’s primary requirements for cash have been to fund operating losses and capital expenditures associated with running the data centers. Capital expenditures in the IBU in 2002 were approximately $2 million

NOTE 7 — RELATED PARTY TRANSACTIONS

In 2002, Lycos Inc., a shareholder and board member of FAST, and its related affiliates accounted for 45% and 9%, respectively, of the Company’s revenues.

The combined financial statements include certain transactions with affiliated business units of FAST. Operating expenses that primarily relate to sales and marketing, research and development and general and administrative expenses have been charged to IBU from FAST’s other business units. These related parties have provided the company with certain services including cash management, legal, accounting, tax, employee benefits, data services, insurance services, research resources and other corporate services during the financial statement period presented herein. The costs of such services were based primarily on actual costs directly chargeable to IBU for expenses such as employee salaries. Expenses such as rent and general and administrative expenses were in certain cases based on ratios by headcount or other relevant measures. Management believes that the costs of such services were allocated

F-F9

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
NOTES TO COMBINED FINANCIAL STATEMENTS

on a reasonable basis and would not have differed significantly from the fees charged by other business units if IBU had been operating on a stand-alone basis. Indirect costs have been allocated to certain line items in the statement of operations as follows:

FOR THE YEAR ENDED
(IN THOUSANDS OF US$)	DECEMBER 31, 2002

Cost of revenues	581
Research and development	885
Sales and marketing	135
General and administrative	2,351
Share-based compensation	883

NOTE 8 — SEGMENT INFORMATION

The following geographic information presents revenue based on origin of sale and long-lived assets based on physical location as of and for the year ended December 31, 2002:

	UNITED
	STATES	NORWAY	U.K.	TOTAL

Revenue	—	8,788	—	8,788
Long-lived assets	3,446	1,975	361	5,782

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Leases

The IBU has historically entered into non-cancelable operating leases for office space and equipment with original terms extending up to 10 years. The future minimum lease payments under these leases at December 31, 2002 are as follows:

YEARS ENDED DECEMBER 31,	(IN THOUSANDS OF US$)

2003	4,452
2004	3,470
2005	3,470
2006	272
Thereafter	—

TOTAL MINIMUM LEASE PAYMENTS	11,664

Rent expenses were approximately $3.6 million for the year ended December 31, 2002.

NOTE 10 — SUBSEQUENT EVENTS

On February 25, 2003, Overture Services, Inc., a provider of Pay-For-Performance search, announced that they would purchase IBU, including the products FAST Web Search™, AlltheWeb.com™, and FAST PartnerSite™. Such agreement was consummated on April 21, 2003. FAST received $70 million in cash, and is eligible to receive performance-based cash incentive payments for up to $30 million over the next three years.

F-F10

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
Combined Statement of Operations
(In thousands of USD)

	For the three months
	ended

	31-Mar-03	31-Mar-02
	(unaudited)	(unaudited)
NET REVENUES
Search services	2,315	2,115

TOTAL NET REVENUES	2,315	2,115

OPERATING EXPENSES
Cost of revenues	832	864
Research and development	325	468
Sales and marketing	679	802
General and administrative	607	618
Depreciation and amortization	678	1,354
Share-based compensation	136	241

TOTAL OPERATING EXPENSES	3,257	4,347

OPERATING INCOME	(942)	(2,232)
OTHER INCOME (EXPENSE)
Other income (expense), net	—	—

LOSS BEFORE TAXES	(942)	(2,232)
Income taxes	—	—

NET LOSS	(942)	(2,232)

The accompanying notes are an integral part
of these combined financial statements.

F-F11

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
Combined Balance Sheet
(In thousands of USD)

	As of

	31-Mar-03	31-Dec-02
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	—	—
Accounts receivable	1,644	1,516
Other current assets	199	263

Total current assets	1,843	1,779

Non-current assets:
Property and equipment, net	3,483	4,020
Intangible assets, net	2,199	1,762

Total non-current assets	5,682	5,782

Total assets	7,525	7,561

LIABILITIES AND NET INVESTMENT
Current liabilities:
Accounts payable	449	761
Accrued expenses and other liabilities	392	504

Total current liabilities	841	1,265

Non-current liabilities:
Other long-term liabilities	—	—

Total non-current liabilities	—	—

Net investment	6,684	6,296

Total liabilities and net investment	7,525	7,561

The accompanying notes are an integral part
of these combined financial statements.

F-F12

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
Combined Statement of Cash Flows
(In thousands of USD)

	For the three months ended

	31-Mar-03	31-Mar-02

	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(942)	(2,232)
Depreciation and amortization	678	1,354
Share-based compensation	136	241
Changes in assets and liabilities:
Accounts receivable	(128)	756
Accounts payable	(312)	(350)
Other assets and liabilities, net	(33)	267

Net cash used in operating activities	(601)	36

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed and intangible assets	(662)	(386)

Net cash used in investing activities	(662)	(386)

CASH FLOWS FROM FINANCING ACTIVITIES
Net group contribution received	1,263	350

Net cash provided by financing activities	1,263	350

Effect of foreign exchange rate changes	—	—
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	—	—

The accompanying notes are an integral part
of these combined financial statements.

F-F13

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
Notes to Combined Financial Statements

Note 1 – Combined financial statements

In these notes to the combined financial statements, references to “IBU”, or the “Company” are to the Internet Business Unit of Fast Search & Transfer ASA, and its combined businesses and assets, as described in Note 1 to the combined financial statements as and for the year ended December 31, 2002.

The combined financial statements of the IBU have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The combined financial statements are presented in U.S. dollars (US$).

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the year. Actual results could differ from those estimates.

The interim combined financial statements should be read in conjunction with the combined financial statements and Notes thereto as of and for the year ended December 31, 2002. The interim combined financial statements have been prepared using the same principles as described in Note 1 to the combined financial statements as of and for the year ended December 31, 2002.

Note 2 – Related party transactions

During the first quarter of 2003, Lycos Inc., a shareholder and board member of FAST, and its related affiliates accounted for 31% and 19%, respectively, of the Company’s revenues. During the first quarter of 2002, such customers accounted for 43% and 10%, respectively, of the Company’s revenues.

The combined financial statements include certain transactions with affiliated business units of FAST. Operating expenses that primarily relate to sales and marketing, research and development and general and administrative expenses have been charged to IBU from FAST’s other business units. These related parties have provided the company with certain services including cash management, legal, accounting, tax, employee benefits, data services, insurance services, research resources and other corporate services during the financial statement period presented herein. The costs of such services were based primarily on actual costs directly chargeable to IBU for expenses such as employee salaries. Expenses such as rent and general and administrative expenses were in certain cases based on ratios by headcount or other relevant measures. Management believes that the costs of such services were allocated on a reasonable basis and would not have differed significantly from the fees charged by other business units if IBU had been operating on a stand-alone basis. Indirect costs have been allocated to certain line items in the statement of operations as follows:

	For the three months	For the three months
(In thousands of US$)	ended March 31, 2003	ended March 31, 2002

Cost of revenues	148	122
Research and development	235	214
Sales and marketing	45	22
General and administrative	607	618
Share-based compensation	136	241

F-F14

INTERNET BUSINESS UNIT OF FAST SEARCH & TRANSFER
Notes to Combined Financial Statements

Note 3 – Net Investment

As of March 31, 2003
(In thousands of US$)
Comprehensive loss:
Net loss	(942)
Translation adjustment	(69)

Total comprehensive loss	(1,011)
Net investment, beginning of year	6,296
Group contribution – cash received	1,263
Group contribution — share-based compensation	136

Net investment, end of year	6,684

Note 4 – Subsequent Events

On February 25, 2003, FAST announced that Overture Services, Inc., a leading provider of Pay-For-Performance search, reached an agreement to purchase FAST’s Internet search unit, including FAST Web Search™, AlltheWeb.com™, and FAST PartnerSite™. Such agreement was consummated on April 21, 2003. FAST received $70 million in cash, and is eligible to receive performance-based cash incentive payments for up to $30 million over the next three years.

F-F15

Overture Services, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

     The following unaudited pro forma condensed combined financial information gives effect to the acquisitions by Overture Services, Inc. (“Overture”) of the business of AltaVista Company (“AltaVista”) and the Web search unit of Fast Search and Transfer (“Fast”) using the purchase method of accounting. These pro forma statements were prepared as if the transactions had occurred on January 1, 2002 for statements of operations purposes and on March 31, 2003 for balance sheet purposes.

     The unaudited pro forma condensed combined financial information is for illustrative purposes only and reflects certain estimates and assumptions regarding the transactions as described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based on the audited and unaudited historical financial statements of Overture, Fast and AltaVista and should be read in conjunction with those financial statements and related notes. Overture’s historical financial statements and related notes are contained in Overture’s Annual Report on Form 10-K for the year ended December 31, 2002 and Overture's Quarterly Report on Form 10-Q for the three months ended March 31, 2003 on file with the SEC. AltaVista’s and Fast’s historical audited and unaudited financial statements and related notes are included herein as required. The unaudited pro forma condensed combined balance sheet and statement of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transactions occurred on January 1, 2002 for the statement of operations and on March 31, 2003 for the balance sheet and should not be construed as being representative of future financial position or operating results.

     The pro forma adjustments are based on preliminary estimates and certain assumptions to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of AltaVista and Fast. The final allocation of purchase price will be determined as additional information on the fair values of AltaVista and Fast become available and will be based upon the actual net tangible assets acquired and liabilities assumed. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

     In order to be more comparable to Overture’s historical statements of operations for the twelve months ended December 31, 2002 and the three months ended March 31, 2003 and Overture’s balance sheet as of March 31, 2003, the statement of operations information for AltaVista included in the unaudited pro forma condensed combined financial information reflects the twelve and three months ended January 31, 2003 and the balance sheet information as of January 31, 2003. The statements of operations were derived from the audited statement of operations for the year ended July 31, 2002 and the unaudited statement of operations for the six months ended January 31, 2003 included elsewhere herein.

     Overture intends to dispose of the AltaVista Software business unit (“AVS”). Approximately 11% of AltaVista’s revenues were derived from the activities of AVS in the 12 months ended January 31, 2003. The unaudited pro forma condensed combined financial information included herein does not include any adjustments for Overture’s intended disposition of this business.

F-P1

Overture Services, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2003
(in thousands)

			Fast				AltaVista
			Pro		Pro		Pro		Pro
			Forma		Forma		Forma		Forma
	Overture	Fast	Adjustments		Balances	AltaVista	Adjustments		Combined

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$215,650	$—	$(70,627	)(a)	$145,023	$4,450	$(67,679	)(i)	$81,794
Accounts receivable, net	38,034	1,644	(140	)(b)	39,538	5,853	(1,633	)(j)	43,758
Prepaid expenses and other	19,013	199	—		19,212	2,343	—		21,555
Prepaid traffic acquisition expense	40,678	—	—		40,678	—	—		40,678

Total current assets	313,375	1,843	(70,767)		244,451	12,646	(69,312)		187,785
Property and equipment, net	62,818	3,483	(2,467	)(a)	63,834	13,174	1,394	(i)	78,402
Intangible assets, net	3,101	2,199	8,601	(a)	13,901	—	21,600	(i)	35,501
Goodwill	4,494	—	57,809	(a)	62,303	—	124,258	(i)	186,561
Restricted cash	—	—	—		—	898	(898	)(i)	—
Long-term investments	20,900	—	—		20,900	—	—		20,900
Long-term prepaid traffic acquisition expense	35,759	—	—		35,759	—	—		35,759
Other assets	14,863	—	—		14,863	494	—		15,357

Total assets	$455,310	$7,525	$(6,824)		$456,011	$27,212	$77,042		$560,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,605	$449	$(140	)(b)	$103,914	$3,885	$(1,633	)(j)	$106,166
Accrued expenses	16,879	392			17,271	13,876	3,911	(k)	35,058
Deferred revenue	16,979	—	—		16,979	3,492	(1,992	)(i)	18,479
Intercompany debt	—	—	—		—	118,360	(118,360	)(i)	—

Total current liabilities	137,463	841	(140)		138,164	139,613	(118,074)		159,703
Long-term liabilities	1,031	—	—		1,031	—	—		1,031
Stockholders’ equity:
Net investment	—	6,684	(6,684	)(c)	—	—	—		—
Preferred Stock	—	—	—		—	36	(36	)(l)	—
Common stock	6	—	—		6	1,394	(1,394	)(l)	6
Additional paid-in capital on common stock	711,889	—	—		711,889	3,393,888	(3,311,173	)(i)(l)	794,604
Deferred compensation, net	(480)	—	—		(480)	—	—		(480)
Unrealized losses on short-term and long-term investments	2,980	—	—		2,980	384	(384	)(l)	2, 980
Accumulated deficit	(397,579)	—	—		(397,579)	(3,508,103)	3,508,103	(l)	(397,579)

Total stockholders’ equity	316,816	6,684	(6,684)		316,816	(112,401)	195,116		399,531

Total liabilities and stockholders’ equity	$455,310	$7,525	$(6,824)		$456,011	$27,212	$77,042		$560,265

See accompanying notes.

F-P2

Overture Services, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2002
(in thousands, except per share amounts)

			Fast				AltaVista
			Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Overture	Fast	Adjustments		Balances	AltaVista	Adjustments		Combined

Revenue	$667,730	$8,788	$(186	) (b)	$676,332	$63,862	$(15,740	)(j)	$724,454
Operating expenses:
Search Serving	32,723	8,525	(4,589	)(b)(d)	36,659	21,449	(4,902	) (m)	53,206
Traffic acquisition	384,583	—	—		384,583	—	(15,740	) (j)	368,843
Marketing, sales and services	55,245	3,248	—		58,493	36,023	(770	) (m)	93,746
General and administrative	75,618	2,351	—		77,969	17,381	(232	) (m)	95,118
Product development	19,372	1,678	—		21,050	24,117	(2,131	) (m)	43,036
Amortization of deferred compensation and intangible assets	1,753	883	555	(e)	3,191	34,435	(32,154	)(n)	5,472
Impairment of long lived assets	—	—	—		—	632	—		632
Restructuring charges	—	—	—		—	8,087	—		8,087
Loss on litigation ruling	8,700	—	—		8,700	—	—		8,700

	577,994	16,685	(4,034)		590,645	142,124	(55,929)		676,840

Income (loss) from Operations	89,736	(7,897)	3,848		85,687	(78,262)	40,189		47,614
Other income:
Interest income (expense), net	3,938	—	(1,325	) (g)	2,613	(7,647)	(1,186	) (o)	(6,220)
Impairment of long-lived assets	—	—	—		—	(704)	—		(704)
Other income	974	—	—		974	(235)	—		739

Net income (loss) before provision for income
taxes	94,648	(7,897)	2,523		89,274	(86,848)	39,003		41,429
Provision for income taxes	21,501	—	(1,714	) (h)	19,787	(4)	(17,206	) (p)	2,577

Net income (loss)	$73,147	$(7,897)	$4,237		$69,487	$(86,844)	$56,209		$38,852

Net income per share
Basic	$1.27				$1.20				$0.63
Diluted	$1.23				$1.17				$0.61
Weighted average shares
Basic	57,674				57,674		4,275	(q)	61,949	(q)
Diluted	59,603				59,603		4,275	(q)	63,878	(q)

See accompanying notes.

F-P3

Overture Services, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2003
(in thousands, except per share amounts)

			Fast				AltaVista
			Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Overture	Fast	Adjustments		Balances	AltaVista	Adjustments		Combined

Revenue	$224,725	$2,315	$(287	) (b)	$226,753	$14,988	$(4,750	) (j)	$236,991
Operating expenses:
Search Serving	12,968	1,510	(796	) (b)(f)	13,682	4,725	(404	) (r)	18,003
Traffic acquisition	144,025	—	—		144,025	—	(4,750	) (j)	139,275
Marketing, sales and services	17,800	679	—		18,479	6,555	(90	) (r)	24,944
General and administrative	24,071	607	—		24,678	2,459	(47	) (r)	27,090
Product development	7,789	325	—		8,114	4,986	(239	) (r)	12,861
Amortization of deferred compensation and intangible assets	700	136	286	(e)	1,122	—	1,094	(s)	2,216
Impairment of long lived assets	—	—	—		—	—	—		—
Restructuring charges	—	—	—		—	(55)	—		(55)
Loss on litigation ruling	(3,941)	—	—		(3,941)	—	—		(3,941)

	203,412	3,257	(510)		206,159	18,670	(4,436)		220,393

Income (loss) from Operations	21,313	(942)	223		20,594	(3,682)	(314)		16,598
Other income:
Interest income (expense), net	860	—	(331	) (g)	529	(2,006)	(297	) (o)	(1,774)
Impairment of long-lived assets	—	—	—		—	—	—		—
Other income	(36)	—	—		(36)	70	—		34

Net income (loss) before provision for income
taxes	22,137	(942)	(108)		21,087	(5,618)	(611)		14,858
Provision for income taxes	11,000	—	(283	) (h)	10,717	—	(1,850	) (p)	8,867

Net income (loss)	$11,137	$(942)	$175		$10,370	$(5,618)	$1,239		$5,991

Net income per share
Basic	$0.19				$0.17				$0.09
Diluted	$0.18				$0.17				$0.09
Weighted average shares
Basic	59,308				59,308		4,275	(q)	63,583 (q)
Diluted	60,495				60,495		4,275	(q)	64,770 (q)

See accompanying notes.

F-P4

Overture Services, Inc.
Notes To Unaudited Pro Forma Condensed
Combined Financial Information

Note 1 – Pro forma adjustments and assumptions

     On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search & Transfer (“Fast”), a Norway based developer of search and real-time filtering technologies. In the transaction, Overture acquired Fast for approximately $70 million in cash, as well as a contingent performance-based cash incentive payment of up to $30 million over three years.

     On April 25, 2003, Overture completed its purchase of the business of AltaVista Company (“AltaVista”), a developer and provider of Web search technologies. In the transaction, Overture acquired the business of AltaVista for approximately $60 million in cash and 4,274,670 shares of Overture common stock.

     Certain reclassifications have been made to conform Fast’s and AltaVista’s historical balance sheet and income statement information previously reported to Overture’s financial statement presentation.

     Pro forma adjustments giving effect to the acquisition of Fast in the unaudited pro forma condensed combined balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2002 and the three months ended March 31, 2003, reflect the following:

(a) The purchase price reflects the cash paid to Fast and the estimated direct expenses of the transaction. The purchase price excludes contingent payments of up to $30 million over three years or up to $2.5 million per quarter.

Estimated purchase price (in thousands) :
Cash	$70,000
Estimated acquisition expenses	627

Total estimated purchase price	$70,627

     The following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Fast.

Purchase price allocation (in thousands):
Fair value of net tangible assets	$2,018
Technology and patents	4,600
Customer contracts	6,200
Goodwill	57,809

Net assets acquired	$70,627

     The allocation of the purchase price is preliminary due to the recent timing of the acquisition and is subject to more detailed analysis of intangible assets expected to be performed during the second quarter of 2003. Management valued the identifiable intangible assets acquired based on a preliminary valuation performed with the assistance of an independent appraiser. Identifiable intangible assets consist of technology and patents of $4.6 million to be amortized over six (6) years on a proportional method based on cash flows and customer contracts of $6.2 million to be amortized over four (4) years on a proportional method based on cash flows. The value of fixed assets is estimated to be $1.0 million to be depreciated on a straight-line basis over eighteen (18) months. The remaining net tangible assets were valued at their respective carrying amounts that management believes approximate their current fair values.

     (b)  To eliminate approximately $0.2 million and $0.3 million of search serving costs paid to Fast, and the related revenue recognized by Fast, for the twelve months ended December 31, 2002 and three months ended March 31, 2003, respectively. The related accounts payable and accounts receivable eliminated is $0.1 million.

     (c)  To eliminate Fast’s historical net investment.

F-P5

     (d)  To eliminate the historical depreciation of Fast’s fixed assets of $5.1 million and to record depreciation expense of $0.7 million based on the fair market value of the fixed assets acquired.

     (e)  To record amortization expense of $0.6 million and $0.3 million based on the fair market value of the intangible assets acquired for the twelve months ended December 31, 2002 and three months ended March 31, 2003, respectively. The difference in amortization expense for the next five years using the proportional method based on cash flows compared to the straight-line method results in approximately $(1.1) million, $1.2 million, $2.2 million, $(0.3) million and $(0.3) million of additional amortization.

     (f)  To eliminate the historical depreciation of Fast’s fixed assets of $0.7 million and to record depreciation expense of $0.2 million based on the fair market value of the fixed assets acquired.

     (g)  To adjust interest income to reflect a reduction in cash from the acquisitions, which would not have been earned during the period.

     (h)  To adjust the provision (benefit) for taxes to reflect the impact of Fast’s net loss and the related pro forma adjustments based on the applicable statutory rates.

     Pro forma adjustments giving effect to the acquisition of AltaVista in the unaudited pro forma condensed combined balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2002 and the three months ended March 31, 2003, reflect the following:

     (i)  The purchase price reflects the cash paid to AltaVista and the value of Overture common stock issued based on the average stock price for the 2 days before and after the measurement date of February 19, 2003 when the number of shares to be issued was fixed and determinable.

Estimated purchase price (in thousands):
Cash	$60,000
Stock issued	82,715
Estimated acquisition expenses	3,229

Total estimated purchase price	$145,944

     The following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of AltaVista . No cash or debt was acquired in the acquisition.

Purchase price allocation (in thousands):
Fair value of net tangible assets (liabilities)	$86
Technology and patents	11,100
Trademarks	4,300
Customer contracts	6,200
Goodwill	124,258

Net assets acquired	$145,944

     The allocation of the purchase price is preliminary due to the recent timing of the acquisition and is subject to more detailed analysis of intangible assets expected to be performed during the second quarter of 2003. Management valued the identifiable intangible assets acquired based on a preliminary valuation performed with the assistance of an independent appraiser. Identifiable intangible assets consist of technology and patents of $11.1 million to be amortized over six (6) years on a proportional method based on cash flows, trademarks of $4.3 million to be amortized over six (6) years on a proportional method based on cash flows customer contracts of $6.2 million to be amortized over four (4) years on a proportional method based on cash flows. The value of fixed assets is estimated to be $14.6 million to be depreciated on a straight-line basis over eighteen (18) months. The remaining net tangible assets were valued at their respective carrying amounts that management believes approximate their current fair values.

     (j) To eliminate approximately $15.7 million and $4.8 million of traffic acquisition costs paid to AltaVista, and the related revenue recognized by AltaVista, for the twelve months ended December 31, 2002 and the three months ended March 31, 2003, respectively. The related accounts payable and accounts receivable of $1.6 million is also eliminated.

F-P6

     (k)  Net tangible assets (liabilities) include liabilities of restructuring costs of $6.8 million to be incurred by Overture directly related to the acquisition less historical restructuring accruals of $2.9 million.

     (l)  To eliminate of AltaVista’s stockholders’ equity, including convertible redeemable preferred stock, convertible preferred stock and deferred compensation

     (m)  To eliminate the historical depreciation of AltaVista’s fixed assets of $17.7 million and to record depreciation expense of $9.7 million based on the fair market value of the fixed assets acquired

     (n)  To eliminate the historical amortization of intangible assets of $34.4 million and to record amortization expense of $2.2 million based on the fair market value of the intangible assets acquired. The eliminated amortization pertained to goodwill as AltaVista was not required to adopt Statement of Financial Accounting Standard No. 142, “Goodwill and Intangible Assets” during the periods presented. The difference in amortization expense for the next five years using the proportional method based on cash flows compared to the straight-line method results in approximately $0.3 million, $3.6 million, $0.5 million, $(0.8) million and $(1.8) million of additional amortization.

     (o)  To adjust interest income to reflect a reduction in cash from the acquisitions, which would not have been earned during the period.

     (p)  To adjust the provision (benefit) for taxes to reflect the impact of AltaVista’s net loss and the related pro forma adjustments based on the applicable statutory rates.

     (q)  Shares used to calculate unaudited pro forma condensed combined net income per basic and diluted share were computed using Overture’s weighted average shares outstanding during the period and new shares issued to AltaVista as consideration for the acquisition.

     (r)  To eliminate the historical depreciation of AltaVista’s fixed assets of $3.2 million and to record depreciation expense of $2.4 million based on the fair market value of the fixed assets acquired

     (s)  To record amortization expense of $1.1 million based on the fair market value of the intangible assets.

F-P7

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, and other costs relating to the sale of the common stock being registered by the selling stockholders. All amounts are estimates, except the SEC registration fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$3,884
Printing expenses	$15,000
Transfer agent fees	$1,000
Legal fees and expenses	$10,000
Accounting fees and expenses	$60,000
Total	$89,884

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF OVERTURE SERVICES

     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

     Article V of Overture’s Amended and Restated Certificate of Incorporation provides that Overture may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of Overture or any predecessor of Overture or serves or served at any other enterprise as a director, officer, employee or agent at the request of Overture or any predecessor of Overture.

     Article VI of Overture’s Amended and Restated Bylaws provides that all officers, directors and third parties acting on behalf of Overture shall be indemnified to the fullest extent authorized by the General

Corporation Law, provided that Overture shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Overture.

     Overture’s directors and executive officers are covered by insurance maintained by Overture against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. In addition, Overture has entered into agreements with its directors and certain officers providing indemnification of such directors and officers by Overture to the fullest extent permitted by law, subject to certain limited exceptions.

     The registration rights agreement (Exhibit 2.2 hereto) provides for indemnification of AltaVista by Overture, and for indemnification of Overture by AltaVista, with regard to certain liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or other federal or state law.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title

2.1	Asset Purchase Agreement by and among Overture, AltaVista Company, Aurora I, LLC (a wholly-owned limited liability company of AltaVista) and CMGI, Inc. dated as of February 18, 2003. (1)
2.2	Registration Rights Agreement between Overture and AltaVista Company dated as of February 18, 2003. (1)
2.3	First Amendment to Registration Rights Agreement between Overture and AltaVista Company dated as of April 25, 2003. (1)
2.4	Asset Purchase Agreement by and among Overture, Fast Search and Transfer ASA and U.S. Bank National Association dated as of February 25, 2003. (1)
2.5	Amendment #1 to Asset Purchase Agreement by and among Overture, Fast Search and Transfer ASA and U.S. Bank National Association dated as of April 21, 2003. (1)
2.6	Intellectual Property License Agreement by and among Overture, Fast Search and Transfer ASA and certain other parties, dated as of February 25, 2003. (1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Deloitte & Touche AS, Independent Auditors of Fast IBU.
23.4	Consent of KPMG LLP, Independent Accountants of Alta Vista Company.
24.1	Power of Attorney of certain directors and officers of Overture Services, Inc. (see page II-5 of this Form S-3).

(1)	Incorporated by reference to the Registrant's Form 10-K, filed with the Securities and Exchange Commission on February 28, 2003.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on May 12, 2003.

OVERTURE SERVICES, INC.

By:	/s/ Ted Meisel
Name: Ted Meisel Title: President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Ted Meisel and Todd Tappin, each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted Meisel (Ted Meisel)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2003

/s/ Todd Tappin (Todd Tappin)	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2003

/s/ Robert M. Kavner (Robert M. Kavner)	Chairman of the Board and Director	May 12, 2003

/s/ William Gross (William Gross)	Director	May 12, 2003

/s/ William Elkus (William Elkus)	Director	May 12, 2003

/s/ Steve Alesio (Steve Alesio)	Director	May 12, 2003

/s/ Terrell Jones (Terrell Jones)	Director	May 12, 2003

/s/ Balakrishnan Iyer (Balakrishnan Iyer)	Director	May 12, 2003